Execution Version

PURCHASE AGREEMENT

dated November 1, 2007

by and among

COLEMAN CABLE, INC.,

WOODS INDUSTRIES, INC.,

WOODS INDUSTRIES (CANADA) INC.,

and

KATY INDUSTRIES, INC.

TABLE OF CONTENTS

Page

ARTICLE I Definitions		1
1.1	Previously Defined Terms	1
1.2	Definitions	1
1.3	Interpretation	15
ARTICLE II Purchase and Sale, Purchase Price, Allocation and Other Related Matters		15
2.1	Purchase of Purchased Assets and Shares and Assumption of Assumed Liabilities	15
2.2	Payment of the Purchase Price	15
2.3	Pre Closing Purchase Price Adjustment.	16
2.4	Post Closing Purchase Price Adjustment	16
2.5	Post-Closing Inventory Adjustment.	18
2.6	Assumed Liabilities	19
2.7	Retained Liabilities	19
2.8	Allocation	20
ARTICLE III Closing and Closing Date Deliveries		21
3.1	Closing	21
3.2	Closing Deliveries by Sellers	21
3.3	Closing Deliveries by Coleman and Purchasers	22
3.4	Cooperation	23
ARTICLE IV Pre-Closing Filings		23
4.1	Government Filings	23
ARTICLE V Pre Closing Covenants		23
5.1	Access to Information	23
5.2	Maintenance of Business and Notice of Changes	24
5.3	Pending Closing	24
5.4	Consents	26
5.5	Commercially Reasonable Efforts to Close.	26
5.6	Insurance	26
5.7	Transfer of US Related Assets	26
5.8	Transfer of Canadian Related Assets	26
5.9	Retained Entity, Canadian Retained Assets and Canadian Retained Liabilities	26
5.10	FIRPTA	27
5.11	Removal of Moulding Machines	27
5.12	Supplemental Disclosure	27
ARTICLE VI Financial Statements; Disclosure Schedule		27
6.1	Pre-Signing Deliveries	27

ARTICLE VII Representations and Warranties of Sellers and Woods Canada		28
7.1	Due Formation	28
7.2	Capitalization of Woods Canada	28
7.3	Ownership of the Shares	28
7.4	Subsidiaries	28
7.5	Authority	28
7.6	No Violations and Consents	29
7.7	Brokers	29
7.8	Required Assets	29
7.9	Related Party Transactions	29
7.10	Title to Purchased Assets	30
7.11	Inventory	30
7.12	Real Property	30
7.13	Litigation and Compliance with Laws	32
7.14	Intellectual Property	32
7.15	Contracts	33
7.16	Financial Statements and Related Matters	33
7.17	Changes Since the Most Recent Year-End Balance Sheet Date	34
7.18	Insurance	35
7.19	Licenses and Permits	35
7.20	Environmental Matters	35
7.21	Employee Benefit Plans/Employment Matters.	37
7.22	Taxes.	41
7.23	Suppliers; Customers.	43
7.24	Books and Records	43
7.25	Product Warranties	44
7.26	Defects in Products or Designs; Product Safety	44
ARTICLE VIII Representations and Warranties of Coleman		44
8.1	Due Incorporation	44
8.2	Authority	44
8.3	No Violations	45
8.4	Financial Resources	45
8.5	Litigation	45
8.6	Brokers	45
ARTICLE IX Conditions to Closing Applicable to Coleman and Purchasers		45
9.1	No Termination	45
9.2	Bring-Down of Sellers' and Woods Canada's Warranties and Covenants	45
9.3	No Material Adverse Change	46
9.4	Pending Actions	46
9.5	Required Contract Consents	46
9.6	Required Governmental Approvals	46
9.7	Environmental Assessment Report	46
9.8	Required Transfer	46

9.9	All Necessary Documents	46
ARTICLE X Conditions to Closing Applicable to Sellers		47
10.1	No Termination	47
10.2	Bring-Down of Coleman and Purchasers' Warranties and Covenants	47
10.3	Pending Actions	47
10.4	All Necessary Documents	47
ARTICLE XI Termination		47
11.1	Termination	47
ARTICLE XII Indemnification		48
12.1	Indemnification by Sellers	48
12.2	Indemnification by Purchasers	49
12.3	Limitation on Sellers' Indemnity	49
12.4	Claim Procedure/Notice of Claim.	50
12.5	Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences.	51
12.6	Treatment of Indemnification Payments	52
12.7	Exclusive Remedy	52
12.8	Effect of Taxes	52
ARTICLE XIII Confidentiality		53
13.1	Confidentiality of Materials	53
13.2	Remedy	53
ARTICLE XIV Employee Matters		54
14.1	Employees to be Hired by Purchaser	54
14.2	Benefit Plans, Workers' Compensation, Medical Claims and Retirees.	54
14.3	WARN Act	55
ARTICLE XV Tax Matters		55
15.1	Tax Payments and Allocation of Taxes	55
15.2	Tax Returns	56
15.3	Tax Contests	56
15.4	338(g) Treatment	57
15.5	Transfer Taxes	57
15.6	Section 116 Certificate	57
15.7	Refunds for Taxes	59
ARTICLE XVI Certain Other Agreements		59
16.1	Post-Closing Access to Records	59
16.2	Consents Not Obtained at Closing	60
16.3	Bulk Sale Waiver and Indemnity	60
16.4	Non-Competition; Non-Solicitation.	61
16.5	Use of Sellers' Names	62

16.6	Katy Guarantee.	62
16.7	Coleman Guarantee	62
16.8	Bonds and Guarantees	63
ARTICLE XVII Miscellaneous		63
17.1	Cost and Expenses	63
17.2	Entire Agreement	63
17.3	Counterparts	63
17.4	Assignment, Successors and Assigns	63
17.5	Savings Clause	64
17.6	Headings	64
17.7	Risk of Loss	64
17.8	Governing Law	64
17.9	Press Releases and Public Announcements	64
17.10	U.S. Dollars	64
17.11	Notices	64
17.12	SUBMISSION TO JURISDICTION; VENUE	65
17.13	No Third-Party Beneficiary	66
17.14	Disclosures	66
17.15	Sellers' Obligations	66

Exhibit Index

Exhibit	Description	Section Reference
A	Escrow Agreement	Definitions
B	Assumption Agreement	2.6
C	Bill of Sale	3.2

Disclosure Schedule Index

Section 5.3 -                                Pending Closing
Section 7.1 -                                Foreign Qualifications
Section 7.4 -                                Subsidiaries
Section 7.6 -                                Required Consents and Approvals
Section 7.8 -                                Required Assets
Section 7.9 -                                Related Party Transactions
Section 7.10 -                              Title to Purchased Assets
Section 7.11 -                              Inventory
Section 7.12 -                              Leased Real Property
Section 7.13(a) -                         Litigation and Compliance with Laws
Section 7.14 -                              Intellectual Property
Section 7.15 -                              Contracts
Section 7.16(b) -                         Liabilities
Section 7.16(c) -                         Accounts Receivable
Section 7.16(d) -                         Indebtedness
Section 7.17 -                              Changes Since the Most Recent Year-End Balance Sheets
Section 7.18 -                              Insurance
Section 7.19 -                              Licenses and Permits
Section 7.20 -                              Environmental Matters
Section 7.21 -                              Employee Benefits
Section 7.23(a) -                         Suppliers
Section 7.23(b) -                         Customers
Section 7.26 -                              U.L. E-files

Schedule Index

Schedule 1.1 –                            Canadian Retained Assets
Schedule 1.2 –                            Accounting Principles
Schedule 1.3 –                            Canadian Related Assets
Schedule 1.4 –                            US Related Assets
Schedule 1.5 –                            Identified Inventory
Schedule 1.6 –                            Retained Contracts
Schedule 2.1 –                            Target Working Capital Calculations
Schedule 2.2 –                            Asset Purchase Price and Stock Purchase Price
Schedule 2.2(d) –                       Certain Indebtedness
Schedule 2.3(a) –                       Estimated US Net Working Capital
Schedule 2.3(b) –                       Estimated Canadian Net Working Capital
Schedule 2.8 –                            Purchase Price Allocation Schedule
Schedule 9.5 –                            Certain Required Consents and Approvals
Schedule 9.6 –                            Required Governmental Approvals
Schedule 16.8 –                          Bonds and Guarantees

PURCHASE AGREEMENT

This Purchase Agreement is made and entered into as of November 1, 2007 (this "Agreement") by and among COLEMAN CABLE, INC., a Delaware corporation ("Coleman"), WOODS INDUSTRIES, INC., a Delaware corporation ("Woods US"), WOODS INDUSTRIES (CANADA), INC., an Ontario corporation ("Woods Canada") and KATY INDUSTRIES, INC., a Delaware corporation ("Katy" and together with Woods US, the "Sellers").

RECITALS:

A.           Woods US is engaged in the US Business.

B.           Woods US desires to sell the US Business and substantially all of its assets and Coleman desires to acquire the US Business and substantially all of the assets of Woods US, on the terms and subject to the conditions hereinafter set forth.

C.           Katy owns, beneficially and of record, all of the outstanding common shares in the capital of Woods Canada (the "Shares").

D.           Katy desires to sell to Coleman and Coleman desires to purchase from Katy, the Shares, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1  Previously Defined Terms.  Each term defined in the first paragraph or Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2  Definitions.  Whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

"116(2) Certificate" – As defined in Section 15.6.

"116(4) Certificate" – As defined in Section 15.6.

"Accounting Principles" means GAAP applied on a basis consistent with Schedule 1.2 and the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Year End Balance Sheets.

"Accounts Receivable" means all accounts, notes, contract and other receivables arising in the Ordinary Course, net of allowances for bad debt, customer returns, and sales discounts.

"Adjustment Report" - As defined in Section 2.4(b).

"Affiliate" means a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person.  As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any individual, the immediate family members thereof shall be deemed Affiliates of such individual.

"Applicable Period" – As defined in Section 15.6.

"Asset Purchase Price" means the amount paid to Woods US as set forth on Schedule 2.2.

"Assumed Contract" means (i) the Contracts described in Section 7.15 of the Disclosure Schedule except the Retained Contracts and the Retained Lease, (ii) any executory Contract which relates to the US Business and is not required to be listed in the Disclosure Schedule pursuant to Section 7.15(a) of this Agreement, and (iii) executory Contracts entered into by Woods US relating to the US Business after the date hereof in the Ordinary Course and in compliance with the terms and provisions of this Agreement; in each case, not including Contracts that constitute US Retained Assets or that relate to US Retained Liabilities.

"Assumed Liabilities" - As defined in Section 2.6.

"Assumed Taxes" means (i) Taxes related to the Purchased Assets to the extent that such Taxes are not yet due and payable on or before the Closing Date and have been reserved for on the Final Closing Balance Sheet of Woods US; and (ii) withholdings, payroll, employment, social security or similar taxes related to the Transferred Employees to the extent such Taxes are not yet due and payable on or before the Closing Date and have been reserved for on the Final Closing Balance Sheet of Woods US.

"Assumption Agreement" – As defined in Section 2.6.

"Base Purchase Price" means $45,000,000.

"Benefit Plans" - means, collectively, the US Benefit Plans and the Canadian Benefit Plans.

"Bill of Sale" - As defined in Section 3.2(a).

"Business Day" means any day other than a Saturday or Sunday or other day on which banks in Chicago, Illinois are authorized or required to be closed.

"Canadian Benefit Plans" - As defined in Section 7.21(b).

"Canadian Business" means the manufacturing and marketing by Woods Canada of extension cords, multi-outlet products, garden lighting, landscape lighting, timers and home controls.

"Canadian Net Working Capital" means the Current Assets of Woods Canada minus the Current Liabilities of Woods Canada which shall be calculated in accordance with the Accounting Principles.

"Canadian Post Closing Adjustment Amount" – As defined in Section 2.4(e).

"Canadian Purchaser" means a new subsidiary of Coleman to be formed in Canada prior to the Closing Date.

"Canadian Related Assets" means the assets that are necessary to operate Woods Canada but are not owned or leased directly by Woods Canada as set forth on Schedule 1.3.

"Canadian Retained Assets" means the right, title and interest in and to the assets identified on Schedule 1.1.

"Canadian Retained Liabilities" means (i) any Liability arising out of or related to the Canadian Retained Assets, (ii) any Liability of Katy allocated to Woods Canada including but not limited to Liabilities arising out of or related to workers' compensation, general liability or health insurance, (iii) any Indebtedness, (iv) any amounts owed to Affiliates, (v) any Change of Control Payment, and (vi) any Liability arising out of or related to any real property owned by Woods Canada prior to the Closing Date, including the Bach Simpson Limited property located at 1255 Bridges Road, London, Ontario, other than the Leased Real Property.

"Cap" – As defined in Section 12.3.

"Cash" means cash and cash equivalents and marketable securities.

"CERCLA" - As defined in clause (i) of the definition of Hazardous Material.

"Change of Control Payment" means any severance, termination, retention, "golden parachute," transaction bonus or other similar payments to, or the creation, acceleration or vesting of any right or interest for the benefit of, any present or former personnel of Woods US or Woods Canada which becomes payable as a result of the consummation of the transactions contemplated by this Agreement, including the Transaction Bonuses.

"Claim Notice" - As defined in Section 12.4(a).

"Claimed Amount" - As defined in Section 12.4(a).

"Closing" - As defined in Section 3.1.

"Closing Date" - As defined in Section 3.1.

"Closing Statement" – As defined in Section 2.4.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contract" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

"Controlling Party" - As defined in Section 12.4(d).

"CRA" – As defined in Section 15.6.

"Current Assets" means Cash, Accounts Receivable, Inventory and Prepaids; provided, that Current Assets does not include US Retained Assets or Canadian Retained Assets.

"Current Liabilities" means those Liabilities of Woods US or Woods Canada on their respective balance sheets that constitute accounts payables and accrued expenses incurred in the Ordinary Course (other than (a) accrued expenses related to employees of Woods US other than the Transferred Employees and (b) payables owed to its Affiliates); provided, that Current Liabilities does not include any US Retained Liabilities or Canadian Retained Liabilities.

"Disclosure Schedule" means the disclosure schedule attached to this Agreement.

"Environmental Claim" means any and all Losses (including expenditures for investigation and remediation) incurred by reason of the presence, Release, handling or transportation of Hazardous Materials or otherwise related to a violation or alleged violation of Environmental Laws.

"Environmental Laws" means any and all Laws, permits, approvals, authorizations, Orders and other requirements having the force and effect of law whether local, state, provincial, territorial or national, at any time in force or effect relating to:  (i) emissions, discharges, spills, Releases or threatened Releases of Hazardous Materials; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the environment, including the following statutes as now written and amended, and as amended, including any and all regulations promulgated thereunder and any and all state and local counterparts:  CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq. the Environmental Protection Act, RSO 1990, c. E.19, the Ontario Water Resource Act, RSO 1990, c. 0.40, the Ontario Technical Standards and Safety Act, 2000, RSO 2000, c.16, the Canadian Environmental Protection Act, 1999, S.C. 1999, c.33, the Fisheries Act, RSC 1985, c.F-14, Transportation of Dangerous Goods Act, S.C. 1992, c.34, Soil, Ground Water and Sediment Standards for Use Under Part XV.1 of the Environmental Protection Act (March 9, 2004).

"Environmental Permit" means any authorization, permit or license issued by a Governmental Authority under any Environmental Laws.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b), (c), (m) or (o) of the Code.

"Escrow Account" means the escrow account established pursuant to the Escrow Agreement.

"Escrow Amount" means $4,000,000.

"Escrow Agent" means the escrow agent designated by Coleman and reasonably acceptable to Katy to act as agent under the Escrow Agreement.

"Escrow Agreement" means the escrow agreement to be entered into by and among Purchasers, Coleman, Sellers and the Escrow Agent, substantially in the form attached as Exhibit A hereto.

"Estimated Canadian Net Working Capital" means the good faith estimate of Canadian Net Working Capital, as of the Closing Date, prepared by Katy, determined in accordance with Schedule 2.1 and the Accounting Principles.

"Estimated Canadian Working Capital Overage" means the amount, if any, by which the Estimated Canadian Net Working Capital exceeds the Target Canadian Net Working Capital.

"Estimated Canadian Working Capital Underage" means the amount, if any, by which the Target Canadian Net Working Capital exceeds the Estimated Canadian Net Working Capital.

"Estimated US Net Working Capital" means the good faith estimate of US Net Working Capital, as of the Closing Date, prepared by Woods US, determined in accordance with the Accounting Principles.

"Estimated US Working Capital Overage" means the amount, if any, by which the Estimated US Net Working Capital exceeds the Target US Net Working Capital.

"Estimated US Working Capital Underage" means the amount, if any, by which the Target US Net Working Capital exceeds the Estimated US Net Working Capital.

"Federal Certificate" – As defined in Section 15.6.

"Federal Abeyance Letter" – As defined in Section 15.6.

"Final Closing Balance Sheets" means the final balance sheets of Woods US and Woods Canada, respectively, provided to Coleman and Purchasers in connection with the calculation of the Final US Net Working Capital and Final Canadian Net Working Capital.

"Final Canadian Net Working Capital" means the Canadian Net Working Capital as set forth on the Final Closing Balance Sheets calculated in accordance with the Accounting Principles.

"Final Inventory Adjustment Calculation" - As defined in Section 2.5(d).

"Final US Net Working Capital" means the US Net Working Capital as set forth on the Final Closing Balance Sheets calculated in accordance with the Accounting Principles.

"Financial Statements" – As defined in Section 6.1(a).

"Fundamental Representations" means the representations and warranties of Sellers and Woods Canada contained in Section 7.1 (Due Formation), Section 7.2 (Capitalization), Section 7.3 (Ownership of Stock), Section 7.5 (Authority) and the second sentence of Section 7.10(a) (Title to Purchased Assets).

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means:  (i) the government of the United States, Canada or other applicable multinational, federal, provincial, state, municipal or local jurisdiction; (ii) any state or political subdivision thereof; (iii) and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any public, private or industry regulatory authority, whether foreign, federal, state or local.

"Hazardous Material" means (i) all substances, wastes, pollutants, contaminants and materials (collectively, "Substances") regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, deleterious or toxic, under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; the Environmental Protection Act, RSO 1990, c. E.19, the Ontario Water Resources Act, RSO 1990, c. 0.40, the Canadian Environmental Protection Act, 1999, the Fisheries Act 1985, c. F-14 and the Transportation of Dangerous Goods Act, S.C. 1992, c.34, S.C. 1999, c.33 (ii) all Substances with respect to which any Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls ("PCBs").

"Identified Inventory" shall mean the inventory identified as Lowe's inventory set forth on Schedule 1.5 attached hereto.

"Indebtedness" shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all guarantees of any of the items set forth in clauses (a) - (c) above and (e) accrued interest on any item set forth in clauses (a) - (c) above.

"Indemnified Party" - As defined in Section 12.4(a).

"Indemnifying Party" - As defined in Section 12.4(a).

"Indemnity Deductible" – As defined in Section 12.3.

"Indemnity Escrow Agent" – As defined in Section 16.6(c).

"Indemnity Escrow Agreement" – As defined in Section 16.6(c).

"Indemnity Escrow Amount" – As defined in Section 16.6(c).

"Indemnity Escrow Fund"– As defined in Section 16.6(c).

"Independent Auditors" - As defined in Section 2.4(d).

"Information" means all confidential technical, commercial and other information that is furnished or disclosed by a party to another party, including information regarding such party's (and its subsidiaries' and Affiliates') organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names, Internet addresses, copyrights, corporate names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals thereof; (c) all trade secrets and confidential business information, including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, models, drawings, notes, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (d) all computer software (excluding shrinkwrap and off the shelf software), including all source code, object code, executable code, script, firmware, HTML code, development tools, files, records, data, data bases, data models and database structures, and related documentation, regardless of the media on which it is recorded and all Internet sites (and all contents of the sites); (e) all advertising, marketing or promotional materials; (f) all other proprietary rights; (g) all licenses for the foregoing; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

"Interim Balance Sheet" means, for each of Woods US and Woods Canada, the unaudited balance sheet included in the Interim Financial Statements.

"Interim Balance Sheet Date" means August 24, 2007.

"Interim Financial Statements" - As defined in Section 6.1(b).

"Inventory" means inventory held for sale and resale and all raw materials, work in process, finished products, wrapping, supply and packaging items and similar items.

"Inventory Adjustment" - As defined in Section 2.5(b).

"Inventory Adjustment Period" - As defined in Section 2.5(a).

"IRS" means the United States Internal Revenue Service.

"ITA" – As defined in Section 15.6.

"Law" means any law, statute, code, regulation, ordinance, rule, Order, or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

"Lease" - As defined in Section 7.13(b).

"Leased Real Property" means all real property leased or subleased by Woods US or Woods Canada, licensed to Woods US or Woods Canada, or otherwise used or occupied by Woods US or Woods Canada other than the Retained Leased Property.

"Liabilities" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or other charge or right of others of any kind or nature.

"Losses" means with respect to any Person, any loss, judgment, damage, award, Liability, assessments, fine, penalty, deficiency fee, cost, tax or expense including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any cause of action, suit, demand, proceeding, investigation or claim by any third party (including any Governmental Authority) against or affecting such Person and the investigation, defense or settlement of the foregoing.  Notwithstanding the foregoing, in no case shall Losses include any punitive damages.

"Material Adverse Change" means a change that is or would reasonably be expected to be materially adverse to (a) the operations, condition (financial or otherwise), business, properties, assets or liabilities of Woods US or Woods Canada, taken as a whole, (b) Woods US's or Woods Canada's relations with its executive management, any Material Suppliers or Material Customers or (c) the ability of Sellers to consummate the transactions contemplated hereby or perform their obligations hereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: (i) any adverse change or development relating to United States, Canadian or other applicable financial, banking or securities markets generally or (ii) national or international political or social conditions or (iii) any adverse change in or effect on the industry in which Woods US or Woods Canada operates generally (and which is not specific to Woods US or Woods Canada and which does not affect Woods US or Woods Canada disproportionately as compared to other companies which compete with Woods US or Woods Canada, respectively), (iv) changes in price of raw materials of Woods US or Woods Canada (except to the extent such changes in price affects Woods US or Woods Canada in a materially disproportionate manner as compared to other similarly situated enterprises), (v) disclosure of the fact that the Purchasers are the prospective acquirors of Woods US or Woods Canada, (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, (vii) compliance with the terms of, or the taking of any action required by, this Agreement, or (viii) changes resulting directly from actions of the Purchasers other than operation of Purchasers’ business.

"Most Recent Year-End Balance Sheets" means the unaudited balance sheet of Woods US and Woods Canada as of December 31, 2006.

"Most Recent Year-End Balance Sheet Date" means December 31, 2006.

"Most Recent Year-End Financial Statements" means Financial Statements as of, and for the year ended, December 31, 2006.

"Multiemployer Plan" - As defined in Section 7.22(a)(i).

"Non-Controlling Party" - As defined in Section 12.3(d).

"Objection Notice" - As defined in Section 12.3(b).

"Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

"Ordinary Course" means the ordinary course of business of Sellers and Woods Canada, consistent with past practice and custom (including with respect to quantity and frequency).

"Payoff Letter" - As defined in Section 2.2(d).

"PCBs" - As defined in clause (v) of the definition of Hazardous Material.

"Pentland" means any Liabilities arising under the terms of the Stock Purchase Agreement dated December 2, 1996 among Katy, Pentland U.S.A. Inc. and Medallion Shoe Corporation.

"Permits" means all permits, authorizations, approvals, decisions, zoning orders, franchises, registrations, licenses, filings, certificates, variances or similar rights granted by or obtained from any Governmental Authority, including Environmental Permits.

"Permitted Liens" means (a) liens for Taxes recorded on the Final Closing Balance Sheets, (b) liens for Taxes not yet due and payable, (c) landlord and lessor liens existing under the terms and conditions of leases of real or personal property, but not any such lien that has arisen or exists as a result of a default or breach by either Woods US or Woods Canada of any obligation thereunder or the failure of any condition thereunder to be satisfied, (d) liens on Retained Assets, (e) mechanic's, materialmen's and similar liens arising or incurred in the Ordinary Course which liens relate to obligations not yet due on payable and have not had and are not reasonably likely to have a Material Adverse Effect and (f) restrictions on the ownership or transfer of securities arising under applicable securities Laws.

"Person" means any natural person, corporation, partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

"Post Closing Tax Return" – As defined in Section 15.2.

"Prepaids" means all deposits and advances, prepaid expenses and other prepaid items of Woods US, to the extent the foregoing are transferable to US Purchaser, or of Woods Canada, and the full amount thereof is realizable by US Purchaser or Woods Canada after the Closing, but not including any prepaid insurance, taxes and licenses.

"Purchase Price" means the Base Purchase Price paid by Purchasers for the Purchased Assets, Assumed Liabilities, the Shares, the US Related Assets and the Canadian Related Assets pursuant to this Agreement, as such amount may be adjusted pursuant to Sections 2.3 and 2.4 of this Agreement.

"Purchase Price Allocation Schedule" – As defined in Section 2.8.

"Purchased Assets" means all assets, rights and properties owned or held by Woods US on the Closing Date, whether or not carried and reflected on the books of Woods US and whether tangible or intangible, except for the US Retained Assets, including the following:

(a)  Cash;

(b)  Accounts Receivable;

(c)  Prepaids;

(d)  Inventory of Woods US;

(e)  all tangible assets, including vehicles and other transportation equipment, machinery, equipment, tools, spare parts, operating supplies, furniture and office equipment, fixtures, leasehold improvements, telephone systems, telecopiers, photocopiers and computer hardware of Woods US located at the Leased Real Property and the tangible assets located at the Retained Leased Property that are listed on Exhibit A to the Bill of Sale;

(f)  all of Woods US's right, title and interest in and to the Leased Real Property other than the Retained Leased Property;

(g)  all of Woods US's right, title and interest in, to or under the Assumed Contracts to the extent transferable or assignable to US Purchaser;

(h)  all of Woods US's right, title and interest in and to the Intellectual Property to the extent transferable or assignable to US Purchaser;

(i)  all Permits of Woods US to the extent transferable or assignable to US Purchaser;

(j)  all of Woods US's right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees in respect of any Purchased Assets and Assumed Liabilities;

(k)  all of Woods US's files, papers, documents and records, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, manuals, correspondence, logs, employment records and any other information reduced to writing in respect of any Purchased Assets and Assumed Liabilities;

(l)  a copy of Woods US's general ledgers and books of original entry;

(m)  Woods US's right title and interest in the PeopleSoft software to the extent transferable or assignable; and

(n)  any refunds or credits for Taxes that are related to Assumed Taxes.

"Purchasers" mean the US Purchaser and the Canadian Purchaser.

"Purchasers' Indemnitees" - As defined in Section 12.1.

"Quarterly Inventory Adjustment Calculation" - As defined in Section 2.5(b).

"Release" means adding, depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

"Response" - As defined in Section 12.3(b).

"Restricted Actions" shall mean any of the following: (i) Katy shall sell, dispose or convey (whether by merger or otherwise) substantially all of the assets which it currently owns other than sales of inventory in the ordinary course of business, or (ii) Katy shall dissolve or liquidate.

"Retained Contracts" means the Contracts listed on Schedule 1.6 attached hereto.

"Retained Entity" means Glit/Gemtex, Ltd., a Canadian corporation.

"Retained Lease" means that certain Lease dated as of March 12, 1993 by and between AMS Development Company, Inc. and Woods Industries, Inc., as successor-in-interest to Woods Wire Products Acquisition Corp., as amended by Modification of Lease dated as of October 5, 1994.

"Retained Leased Property" means the manufacturing facility located at 511 Third Avenue, SW, Carmel, Indiana.

"Sellers' Indemnitees" - As defined in Section 12.2.

"Sellers' Knowledge" means the actual knowledge of Anthony Castor, Amir Rosenthal, Phil Reinkemeyer, Chris Anderson, Yvan Carriere, Gordon Underwood, Mike Griesi, Greg Chandler, Vick Poopalasingham and Trish Irbe, in each case, after due inquiry and reasonable investigation.

"Shares" means all of the outstanding common shares of Woods Canada.

"Share Purchase Price" means the amount paid to Katy in respect of Woods Canada as set forth on Schedule 2.2.

"Subsidiary" means, with respect to any Person, any other Person in which such Person has direct or indirect equity or other ownership interest that represents fifty percent (50%) or more of the aggregate equity or other ownership interest in such other Person, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, governors, or persons holding similar positions or performing similar functions.

"Substances" - As defined in clause (i) of the definition of Hazardous Material.

"Target Canadian Net Working Capital means $5,903,000.  Attached hereto as Schedule 2.1 is a schedule that shows the calculations used to establish the Target Canadian Net Working Capital.

"Target US Net Working Capital" means $35,421,000.  Attached hereto as Schedule 2.1 is a schedule that shows the calculations used to establish the Target US Net Working Capital.

"Tax Authority" means any Governmental Authority responsible for administrating Laws relating to Taxes

"Tax Claim" means (i) a written notice of intent to audit, examine, or conduct another proceeding, (ii) a written notice of deficiency, (iii) a written notice of reassessment, (iv) a written proposed readjustment, (v) a written assertion of claim, or (vi) a written demand, in each case by or from, a Tax Authority with respect to any Taxes or Tax Returns of Woods Canada, or the Sellers.

"Tax Contest" – As defined in Section 15.3.

"Tax Escrow Agent" means a financial institution mutually acceptable to Canadian Seller and Canadian Purchaser as escrow agent.

"Tax Return" means any report, return declaration, election, designation, form, notice, information return, statement or other information filed with or required to be supplied in connection with any Taxes.

"Taxes" means all taxes, charges, fees, duties (including customs duties), unclaimed property liabilities, levies or other assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real and personal property (tangible and intangible), gaming, sales, use, franchise, capital, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, license, payroll, employment, environmental, capital stock, disability, severance, employee's income withholding, other withholding, health, pension, unemployment and Social Security taxes, which are imposed by any Tax Authority, and other taxes, charges or fees assessed by any Tax Authority, including any interest, penalties or additions to tax attributable thereto including the Goods and Services Tax, the Harmonized Sales Tax, the Quebec Sales Tax and the various provincial retail sales taxes in Canada.

"Transaction Bonuses" means the bonuses identified in Section 7.21(c)(ii) of the Disclosure Schedule.

"Transfer Taxes" means any and all transfer, sales, use, purchase, intangible stamp, or similar Taxes imposed on a Party hereto as a result of the transfer of any Purchased Assets or the Shares pursuant to transactions contemplated by this Agreement.

"Transferred Employee" - As defined in Section 14.1(a).

"U.L." – As defined in Section 7.26.

"U.L. Licenses" – As defined in Section 7.26.

"US Benefit Plans" - As defined in Section 7.21(a).

"US Business" means the manufacturing and marketing by Woods US of extension cords, multi-outlet products, garden lighting, landscape lighting, timers and home controls.

"US Net Working Capital" means the Current Assets of Woods US minus the Current Liabilities of Woods US which shall be calculated in accordance with the Accounting Principles.

"US Post Closing Adjustment Amount" – As defined in Section 2.4(e).

"US Purchaser" means a new subsidiary of Coleman to be formed in Delaware prior to the Closing Date.

"US Related Assets" means assets that are used in the US Business but not owned or leased directly by Woods US as set forth on Schedule 1.4.

"US Retained Assets" means the following:

(a)  Woods US's corporate seal, minute books and stock record books, the general ledgers and books of original entry, all tax returns and other tax records, reports, data, files and documents;

(b)  all of Woods US's Accounts Receivable that are owed to it by its Affiliates;

(c)  the Retained Lease and the Retained Leased Property;

(d)  the Retained Contracts;

(e)  all tangible assets located at the Retained Leased Property other than those set forth on Exhibit A to the Bill of Sale;

(f)  income Tax assets allocated by Katy to Woods US and any refunds or credits with respect to or arising from any Taxes (other than Assumed Taxes);

(g)  prepaid insurance allocated by Katy to Woods US;

(h)  the $480,000 long-term Accounts Receivable from Orgill;

(i)  all right, title and interest in choses of action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, insurance policies, guarantees and indemnitees of Woods US, but only to the extent related solely to another US Retained Asset or US Retained Liability (and not related to any Purchased Asset or Assumed Liability);

(j)  the capital stock of TTI Holdings, Inc. a Delaware corporation;

(k)  the rights of Woods US under this Agreement;

(l)  all right, title and interest in any insurance policies of Woods US, including those identified in Section 7.18 of the Disclosure Schedule, together with the right to make claims thereunder and to seek refunds of premiums paid on account thereof;

(m)  all right, title and interest in, to and under the assets of Woods US identified on Schedule 1.1; and

(n)  all prepaid insurance, taxes and licenses.

"US Retained Liabilities" - As defined in Section 2.7.

"WARN Act" – As defined in Section 14.3.

"Work" – As defined in Section 5.11.

1.3  Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections and Exhibits shall mean and refer to Articles, Sections and Exhibits of this Agreement, (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person) and (g) "including" shall mean "including without limitation".

ARTICLE II

Purchase and Sale, Purchase Price,

Allocation and Other Related Matters

2.1  Purchase of Purchased Assets and Shares and Assumption of Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, (a) Woods US shall sell, assign, convey, transfer and deliver to US Purchaser, and US Purchaser shall acquire from Woods US, the Purchased Assets free and clear of all Liens other than Permitted Liens, (b) Katy shall sell assign and transfer to Canadian Purchaser, and Canadian Purchaser shall purchase from Katy, the Shares, free and clear of all Liens (other than restrictions on the ownership or transfer of securities arising under applicable securities Laws) with all rights and benefits attaching thereto and (c) US Purchaser shall assume the Assumed Liabilities.  Notwithstanding anything herein to the contrary, the US Retained Assets and the US Retained Liabilities will be retained by Woods US and not sold, assigned, conveyed, transferred or delivered to US Purchaser hereunder and the Canadian Retained Assets and Canadian Retained Liabilities will be transferred to Katy prior to the Closing pursuant to Section 5.9.

2.2  Payment of the Purchase Price.  The Purchase Price shall be payable as follows:

(a)  Subject to the terms and conditions hereof, at the Closing, US Purchaser shall pay, by wire transfer of immediately available funds, the Asset Purchase Price and the Canadian Purchaser shall pay the Share Purchase Price.  The Asset Purchase Price shall be reduced by the Transaction Bonuses of Woods US, any amount applicable to Woods US owed pursuant to Section 2.2(d) and the Escrow Amount.  The Share Purchase Price shall be reduced by the Transaction Bonuses of Woods Canada and any amount applicable to Woods Canada owed pursuant to Section 2.2(d).

(b)  At the Closing, the US Purchaser shall pay by wire transfer of immediately available funds the Escrow Amount to the Escrow Agent to be held in the Escrow Account in accordance with the terms and conditions of the Escrow Agreement.  The Escrow Amount shall be released from escrow pursuant to the terms and conditions of the Escrow Agreement.

(c)  At the Closing, the US Purchaser shall pay by wire transfer of immediately available funds, the Transaction Bonuses applicable to the employees of Woods US and the Canadian Purchaser shall pay by wire transfer of immediately available funds, the Transaction Bonuses applicable to the employees of Woods Canada, each less any amount to be withheld for tax purposes.

(d)  At the Closing, the US Purchaser and Canadian Purchaser, as applicable, shall pay, by wire transfer of immediately available funds, to each holder of the Indebtedness indicated on Schedule 2.2(d), the amount then due to each such holder pursuant to payoff letters and other documentation in form reasonably acceptable to Coleman and Purchasers evidencing the amount of the Indebtedness and releasing Woods Canada and the Purchased Assets, as applicable, of all Liabilities with respect to the Indebtedness upon such payment (each, a "Payoff Letter").  At the Closing, Sellers shall deliver copies of the Payoff Letters to Coleman and Purchasers.

2.3  Pre Closing Purchase Price Adjustment.

(a)  At least three (3) Business Days prior to the Closing Date, Woods US shall provide to Coleman and US Purchaser the Estimated US Net Working Capital, without giving effect to any of the transactions contemplated hereby, in the form of Schedule 2.3(a), together with related supporting schedules, calculations and documentation and, if any, the resulting Estimated US Working Capital Overage or Estimated US Working Capital Underage.  On the Closing Date, the Purchase Price shall be adjusted by either (i) increasing the Asset Purchase Price by the Estimated US Working Capital Overage or decreasing the Asset Purchase Price by the Estimated US Working Capital Underage.

(b)  At least three (3) Business Days prior to the Closing Date, Katy shall provide to Coleman and Canadian Purchaser the Estimated Canadian Net Working Capital, without giving effect to any of the transactions contemplated hereby, in the form of Schedule 2.3(b), together with related supporting schedules, calculations and documentation and, if any the resulting Estimated Canadian Working Capital Overage or Estimated Canadian Working Capital Underage.  On the Closing Date, the Purchase Price shall be adjusted by either (i) increasing the Shares Payment Amount by the Estimated Canadian Working Capital Overage or decreasing the Shares Payment Amount by the Estimated Canadian Working Capital Underage.

2.4  Post Closing Purchase Price Adjustment.  (a)    Within sixty (60) days after the Closing Date, Coleman and Purchasers shall provide to Sellers a statement (the "Closing Statement"), together with related supporting schedules, calculations and documentation, which sets forth in reasonable detail the Final US Net Working Capital and the Final Canadian Net Working Capital as of the Closing Date as reflected on the Final Closing Balance Sheets, without giving effect to any of the transactions contemplated hereby.  The Final US Net Working Capital and the Final Canadian Net Working Capital as set forth on the Closing Statement shall be calculated in accordance with the Accounting Principles.

(b)  Within thirty (30) days after the Closing Statement is delivered to Sellers pursuant to Section 2.4(a), Sellers shall complete their examination thereof and shall deliver to Coleman and Purchasers either (i) a written acknowledgement accepting the Closing Statement; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Statement ("Adjustment Report").  If Sellers fail to respond to Coleman and Purchasers within such thirty (30) day period, Sellers shall be deemed to have accepted and agreed to the Closing Statement as delivered pursuant to Section 2.4(a).

(c)  In determining the Post Closing Adjustment Amounts, Sellers and Purchasers shall make available to each other's representatives reasonable access to the work papers used by them in the preparation of the Closing Statement and Adjustment Report and reasonable access to each other's personnel and representatives responsible for the preparation of the Closing Statement and Adjustment Report.

(d)  In the event Sellers, Coleman and Purchasers fail to agree on any of Sellers' proposed adjustments contained in the Adjustment Report within thirty (30) days after Coleman and Purchasers receive the Adjustment Report, then Sellers, Coleman and Purchasers agree that a mutually acceptable nationally recognized independent accounting firm or other mutually acceptable nationally recognized financial services provider ("Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement.  Coleman, Purchasers and Sellers shall use their commercially reasonable efforts to select the Independent Auditors within ten (10) days of the expiration of such thirty (30) day period and to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors.  The Independent Auditors will review only those items and amounts specifically submitted by the Sellers and Coleman and Purchasers and for each disputed item or amount, the Independent Auditor will be limited to selecting either (a) the calculation of the disputed amount set forth on the Closing Statement or (b) the calculation of the disputed amount set forth on the Adjustment Report.  The decision of the Independent Auditors with respect to the Final US Net Working Capital and/or the Final Canadian Net Working Capital, as applicable, shall be final and binding on Sellers, Coleman and Purchasers.  Sellers and Purchasers shall each pay one-half of the Independent Auditors' fees and expenses incurred in connection with this Section 2.4(d).

(e)  Post Closing Adjustment Amount.

i.
Based on the final determination of the Final US Net Working Capital, the parties shall calculate the "US Post Closing Adjustment Amount", which shall equal the Estimated US Net Working Capital less the Final US Net Working Capital.  If the US Post Closing Adjustment Amount is a positive number, then an amount representing a reduction in the Asset Purchase Price equal to such number shall be paid to the US Purchaser out of the Escrow Amount in accordance with the Escrow Agreement; provided that if the Escrow Amount is insufficient to pay the entire US Post Closing Adjustment Amount, then the remainder shall be paid by Woods US to the US Purchaser within five (5) Business Days of such final determination, by wire transfer of immediately available funds.  If the US Post Closing Adjustment Amount is a negative number, then an amount representing additional Asset Purchase Price equal to the absolute value of such number shall be paid by US Purchaser to Woods US within five (5) Business Days of such final determination, by wire transfer of immediately available funds.

ii.
Based on the final determination of the Final Canadian Net Working Capital, the parties shall calculate the "Canadian Post Closing Adjustment Amount", which shall equal the Estimated Canadian Net Working Capital less the Final Canadian Net Working Capital.  If the Canadian Post Closing Adjustment Amount is a positive number, then an amount representing a reduction in the Stock Purchase Payment equal to such number shall be paid out of the Escrow Amount to the Canadian Purchaser in accordance with the Escrow Agreement; provided that if the Escrow Amount is insufficient to pay the entire Canadian Post Closing Adjustment Amount, then the remainder shall be paid by Katy to the Canadian Purchaser within five (5) Business Days of such final determination, by wire transfer of immediately available funds.  If the Canadian Post Closing Adjustment Amount is a negative number, then an amount representing additional Stock Purchase Payment equal to the absolute value of such number shall be paid by Canadian Purchaser to Katy within five (5) Business Days of such final determination, by wire transfer of immediately available funds.

2.5  Post-Closing Inventory Adjustment.

(a)  Coleman agrees that during the one (1) year following the Closing (the "Inventory Adjustment Period"), the Purchasers shall use commercially reasonable efforts to sell the Identified Inventory.  The parties agree "commercially reasonable efforts" shall not require the Purchasers to retain any third parties to sell the Identified Inventory.

(b)  Within fifteen (15) days after the end of each fiscal quarter during the Inventory Adjustment Period, Purchasers shall provide to Sellers a calculation of the Inventory Adjustment (the "Quarterly Inventory Adjustment Calculation"), based upon the amount of remaining Identified Inventory as of the end of such fiscal quarter.  The "Inventory Adjustment" shall be equal to the 50% of the difference between (a) the net book value of the remaining Identified Inventory minus (b) $1,000,000.

(c)  If a Quarterly Inventory Adjustment Calculation reflects an Inventory Adjustment that is less than the outstanding balance in the Escrow Account as of the end of such fiscal quarter, then an amount equal to excess of the balance in the Escrow Account over the Inventory Adjustment for such fiscal quarter shall be released to the Sellers out of the Escrow Amount in accordance with the Escrow Agreement, provided that no release shall be made from the Escrow Account pursuant to this Section 2.5(c) unless the procedures set forth in Section 2.4 have been completed, including any payments required by Section 2.4(e).

(d)  Within (15) days after the end of the Inventory Adjustment Period, the Purchasers shall provide to Sellers a calculation of the Inventory Adjustment (the "Final Inventory Adjustment Calculation"), based upon the amount of remaining Identified Inventory as of the end of the Inventory Adjustment Period.  If the Final Inventory Adjustment Calculation reflects an Inventory Adjustment that is a positive number, then an amount representing a reduction in the Asset Purchase Price equal to such number shall be paid to the Purchasers out of the Escrow Amount in accordance with the Escrow Agreement; provided that if the Escrow Amount is insufficient to pay the entire Inventory Adjustment, then the remainder shall be paid by the Sellers to the Purchasers within five (5) Business Days of receipt by Sellers of such Final Inventory Adjustment Calculation, by wire transfer of immediately available funds.  If the Inventory Adjustment is a negative number, then no adjustments shall be made and the remaining Escrow Amount shall be released to the Sellers in accordance with the Escrow Agreement, provided that no release shall be made from the Escrow Account pursuant to this Section 2.5(d) until such time as the procedures set forth in Section 2.4 have been completed, including any payments required by Section 2.4(e).

2.6  Assumed Liabilities.  As additional consideration for the purchase of the Purchased Assets, US Purchaser shall, at the Closing, by its execution and delivery of an Assumption Agreement substantially in the form of Exhibit B (the "Assumption Agreement"), assume, agree to perform, and in due course pay and discharge, only the following obligations and liabilities of Woods US relating to the US Business (collectively, the "Assumed Liabilities"):

(a)  accounts payable of Woods US incurred in the Ordinary Course, but only to the extent reflected or reserved for on the Final Closing Balance Sheets for Woods US as Current Liabilities;

(b)  accrued expenses of Woods US to the extent reflected or reserved for on the Final Closing Balance Sheet of Woods US as Current Liabilities; excluding, for the avoidance of doubt, any (i) accrued expenses relating to any employees of Woods US other than the Transferred Employees, (ii) accrued expenses included in the US Retained Liabilities or (iii) accrued Taxes other than those that constitute Assumed Taxes.

(c)  the obligations and liabilities of Woods US arising after the Closing Date under Assumed Contracts; provided, however, US Purchaser is not assuming any Liabilities of Woods US in respect of a breach of or default under any such Assumed Contracts prior to the Closing Date; and

(d)  liabilities for Assumed Taxes.

2.7  Retained Liabilities.  US Purchaser shall not assume or pay any, and Woods US shall continue to be responsible for each, Liability of Woods US whether or not relating to the US Business, not expressly assumed by US Purchaser in Section 2.6 (collectively, the "US Retained Liabilities").  Specifically, without limiting the foregoing, the US Retained Liabilities shall include the following:

(a)  any Liability arising out of or relating to the closing of the manufacturing facility located at the Retained Leased Property;

(b)  any Indebtedness of Woods US;

(c)  any Liability relating to Pentland;

(d)  accrued expenses relating to any employees of Woods US other than the Transferred Employees;

(e)  all obligations and Liabilities arising out of any claim, action, suit or proceeding, including Environmental Claims, with respect to the Purchased Assets for which the actions, omissions or events giving rise to the claim, action, suit or proceeding occurred on or prior to the Closing Date, notwithstanding the discovery of those actions, omissions or events after the Closing Date or the disclosure thereof in the Disclosure Schedule;

(f)  any Liability arising out of or relating to the US Retained Assets;

(g)  any Liability of Katy allocated to Woods US including but not limited to Liabilities arising out of or related to workers' compensation, general liability or health insurance;

(h)  any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability, or contractual liability) of Woods US for Taxes (including all income Taxes of Woods US incurred on, after, or before the Closing Date) that are unrelated to the Purchased Assets, the US Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Final Closing Balance Sheets) and any Liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) for Taxes (other than Assumed Taxes) for periods (or portions thereof) ending on the Closing Date that are related to the Purchased Assets, the US Business, or the Transferred Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Final Closing Balance Sheets);

(i)  any Liability arising from claims, proceedings or causes of action resulting from property damage (including cargo claims) or personal injuries (including death) caused by products sold or services rendered by Woods US, notwithstanding the disclosure thereof in the Disclosure Schedule;

(j)  any Liability arising from guarantees, warranty claims or other Contract terms with respect to products sold or services rendered by Woods US;

(k)  any pension, retirement, deferred compensation or similar Liability;

(l)  any accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods;

(m)  any Change of Control Payment; and

(n)  any amounts payable by Woods US to its Affiliates.

2.8  Allocation.  Within sixty (60) days of the determination of the Final Closing Balance Sheet,  US Purchaser shall provide to Woods US a schedule allocating the Asset Purchase Price (and Assumed Liabilities) among the Purchased Assets (the "Purchase Price Allocation Schedule").  The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth in Schedule 2.8.  US Purchaser and Woods US agree for all Tax reporting purposes to report the transactions in accordance with the Purchase Price Allocation Schedule unless otherwise required by a determination of a Taxing Authority that is final.  Woods US and the US Purchaser shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Asset Purchase Price.

ARTICLE III

Closing and Closing Date Deliveries

3.1  Closing.  The term "Closing" as used herein shall refer to (i) the actual conveyance, transfer, assignment and delivery of the Purchased Assets to US Purchaser in exchange for the Asset Purchase Price delivered to Woods US and (ii) the conveyance, transfer, sale and delivery of the Shares to Canadian Purchaser in exchange for the Share Purchase Price delivered to Katy.  The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. local time on November 30, 2007, or at such other place and time or on such other date as is mutually agreed to in writing by Katy and Coleman ("Closing Date").

3.2  Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver to Coleman and Purchasers:

(a)  A Bill of Sale and Assignment Agreement, substantially in the form of Exhibit C (the "Bill of Sale"), as executed by Woods US;

(b)  Conveyance Instrument for Canadian Related Assets;

(c)  Share certificates representing all of the Shares, with Share powers in proper form for transfer, duly executed by Katy;

(d)  Receipt for Asset Purchase Price and Share Purchase Price;

(e)  A certificate of the Secretary or an Assistant Secretary for each of Katy, Woods US and Woods Canada, respectively, certifying as to:  (i) its certificate and articles of incorporation or similar governing documents, as certified by the authority in the jurisdiction of its incorporation, not earlier than ten (10) days prior to the Closing Date; (ii) its by-laws, as amended; (iii) resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by it of this Agreement and any agreements, instruments, certificates or other documents executed by it pursuant to this Agreement, and (iv) the incumbency and signatures of its officers;

(f)  Resolution of the Board of Directors of Woods Canada authorizing the sale and transfer of the Shares;

(g)  A certificate of the Secretary of State or equivalent, or in the case of Woods Canada, Registrar of Corporations, of the jurisdiction of incorporation (as applicable), and of each other jurisdiction set forth in Section 7.1 of the Disclosure Schedule, in each case as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing and foreign qualification of Woods Canada in such jurisdictions;

(h)  A certificate, dated the Closing Date, executed by the appropriate officers of Sellers, required by Section 9.2;

(i)  The consents, authorizations and approvals of the Governmental Authorities and other Persons set forth in Schedule 9.5, together with any and all other consents, authorizations and approvals of other Persons under additional Contracts identified in Section 7.6(b) of the Disclosure Schedule that have been obtained by Sellers as of the Closing;

(j)  Payoff Letters and releases necessary to terminate and discharge any and all Liens on the Purchased Assets other than Permitted Liens, and all Liens on the Shares;

(k)  Resignations of members of the board of directors and officers of Woods Canada as requested by Coleman before the Closing;

(l)  All corporate seals, minute books, Shares records and other similar records pertaining to Woods Canada in the possession of Katy, Woods Canada or any of its Affiliates;

(m)  A certificate of insurance adding Coleman and Purchasers as third party beneficiaries of Katy's general liability insurance policy;

(n)  Escrow Agreement, executed by Sellers;

(o)  Evidence of transfer to Katy of the Canadian Retained Assets as required by Section 5.9; and

(p)  Such other documents as Coleman and Purchasers may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article IX and in connection with the transfer of the US Related Assets and Canadian Related Assets.

3.3  Closing Deliveries by Coleman and Purchasers.  At the Closing, Coleman and Purchasers shall deliver to Sellers:

(a)  The payments to be delivered by Purchasers pursuant to Section 2.2;

(b)  A certificate of the Secretary or an Assistant Secretary of Coleman and each Purchaser certifying as to:  (i) its certificate and articles of incorporation; (ii) its by-laws, as amended; (iii) resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by it of this Agreement and any agreements, instruments, certificates or other documents executed by it pursuant to this Agreement; and (iv) the incumbency and signatures of its officers;

(c)  A certificate as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing of US Purchaser;

(d)  A certificate as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing of Canadian Purchaser;

(e)  The certificate, dated the Closing Date, executed by the appropriate officer of Coleman and each Purchaser, required by Section 10.2;

(f)  The Assumption Agreement executed by US Purchaser reflecting the assumption of the liabilities set forth in Section 2.6;

(g)  Escrow Agreement, as executed by Purchasers and Coleman;

(h)  A certificate of insurance adding Woods US and Katy as third party beneficiaries of Coleman's general liability insurance policy; and

(i)  Such other documents as Sellers may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article X.

3.4  Cooperation.  Sellers, Coleman and Purchasers shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV

Pre-Closing Filings

4.1  Government Filings.  Sellers and Coleman covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Governmental Authorities all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby and (b) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated hereby.

ARTICLE V

Pre-Closing Covenants

5.1  Access to Information.  Sellers shall upon reasonable notice during normal business hours prior to the Closing make the properties, assets, books and records, including supplier and customer lists, receivables records, equipment lists, accountants' work papers and reports, real estate and environmental records and reports, personnel records and all agreements, pertaining to the US Business, the Purchased Assets and Woods Canada available for examination, inspection and review by Coleman and Purchasers and their representatives.  Sellers shall at all reasonable times prior to the Closing provide access to Coleman  and their representatives to conduct Phase I environmental assessments as required by Section 9.7 of this Agreement.  Coleman and Purchasers may make such inquiries of such Persons having business relationships with Woods US and Woods Canada, including customers, suppliers and employees, as Coleman and Purchasers shall reasonably determine, upon reasonable notice to and with the prior consent of Sellers, which consent shall not be unreasonably withheld.  No such examination, inspection or review by Coleman and Purchasers or their representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Sellers and Woods Canada expressed in this Agreement.

5.2  Maintenance of Business and Notice of Changes.  (a)    Except as specifically contemplated by this Agreement, pending the Closing, each Seller and Woods Canada shall use all commercially reasonable efforts to preserve and protect the goodwill, rights, properties and assets of the US Business, the Purchased Assets, the US Related Assets, the Canadian Related Assets and the Canadian Business, to keep available to the US Business, the Canadian Business, Coleman and Purchasers the services of its employees, and to preserve and protect Woods US's and Woods Canada's relationships with their respective employees, creditors, suppliers, customers and others having business relationships with them.

(b)  Sellers shall give Coleman prompt notice of any Material Adverse Change which may occur between the date hereof and the Closing Date.

5.3  Pending Closing.  Without limiting the generality of Section 5.2(a), pending the Closing, Sellers and Woods Canada shall, except as set forth in Section 5.3 of the Disclosure Schedule and except as specifically contemplated by this Agreement:

(a)  conduct and carry on the US Business and the Canadian Business only in the Ordinary Course;

(b)  not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets of or used in connection with the US Business or the Canadian Business, except for products sold or supplies purchased, sold or otherwise disposed of in the Ordinary Course;

(c)  not suffer or permit the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets or assets of Woods Canada, other than in the Ordinary Course;

(d)  not waive, release or cancel any material claims against third parties or material debts owing to, or any rights of Woods US or Woods Canada which have any value;

(e)  not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee employed in the US Business or by Woods Canada, nor increase the size of the workforce of Woods Canada;

(f)  keep the tangible personal property used in the operation of the US Business and the Canadian Business in the same condition it was in on the date of this Agreement, and replace any such personal property which is necessary for the conduct of the US Business or the Canadian Business which becomes worn out, lost, stolen or destroyed, during the period from the date of this Agreement until the Closing Date;

(g)  not enter into, or become obligated under, any Contract with respect to the US Business or the Canadian Business, except for any Contract (i) having a term of one (1) year or less, (ii) involving either a payment by or to Woods US or Woods Canada of less than $100,000 and (iii) entered into in the Ordinary Course;

(h)  not materially change, amend, terminate or otherwise modify any Contract set forth in Section 7.15(a) of the Disclosure Schedule to which Woods US or Woods Canada is a party;

(i)  maintain in full force and effect with respect to the US Business and the Canadian Business, policies of insurance of the same type, character and coverage as the policies currently carried and described in Section 7.18 of the Disclosure Schedule;

(j)  not make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust (other than any such payment, contribution or award paid in cash by Woods US prior to the Closing or as required by the terms of such plan);

(k)  refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a material breach by either Woods US or Woods Canada of any Contract, as applicable;

(l)  not make any changes in its accounting systems, policies, principles or practices that relate to Woods Canada or the Purchased Assets, including, but not limited to, the accounting policies, principles and practices used by Woods US that relate to the Purchased Assets or Woods Canada to estimate (i) inventory reserves, (ii) allowances for doubtful accounts, sales returns and sales discounts, and (iii) customer allowances;

(m)  not make any loans, advances or capital contributions to, or investments in, any other Person;

(n)  not authorize or make any capital expenditures which individually are in excess of $25,000 or in the aggregate are in excess of $50,000;

(o)  not change its historical practice with respect to the payment of current liabilities or the collection of Accounts Receivable;

(p)  not declare, enter into, set aside, issue or pay any dividend or distribution, other than a distribution of the US Retained Assets, the US Retained Liabilities, the Canadian Retained Assets, the Canadian Retained Liabilities and the shares of the Retained Entity to any Person;

(q)  not enter into, or become a party to, any personal property lease with lease payments during the remaining term of the lease in excess of $10,000; and

(r)  not agree to do any of the items prohibited by Section 5.3(b), (c), (d), (e), (g), (h), (j), (k), (l), (m), (n),(o) , (p), or (q).

5.4  Consents.  Pending the Closing Date, Sellers shall use commercially reasonable efforts to obtain the written consent, authorization or approval to the consummation of this Agreement from all necessary Persons, including all consents, authorizations and approvals under the Contracts identified in Section 7.6 of the Disclosure Schedule.

5.5  Commercially Reasonable Efforts to Close.

(a)  Subject to the terms and conditions hereof, each party hereto covenants and agrees to use all commercially reasonable efforts to consummate the transactions contemplated hereby and will fully cooperate with the other parties hereto for such purpose.

(b)  Sellers and Woods Canada agree to immediately notify Coleman of any event, fact or circumstance of which either Seller or Woods Canada becomes aware that could reasonably be expected to result in the failure of a condition set forth in Article IX to be satisfied and Coleman agrees to immediately notify Sellers and Woods Canada of any event, fact or circumstance of which it becomes aware that could reasonably be expected to result in the failure of a condition set forth in Article X to be satisfied; provided that, if any such condition is curable, each party agrees to give the other party a reasonable opportunity to satisfy such condition.

5.6  Insurance.  Katy agrees to use all commercially reasonable efforts to have Coleman and Purchasers added as third party beneficiaries of Katy's general liability insurance policy.  Coleman agrees to use all commercially reasonable efforts to have Woods US and Katy added as third party beneficiaries of Coleman’s general liability insurance policy.

5.7  Transfer of US Related Assets.  In partial consideration for the Asset Purchase Price, Katy covenants and agrees to, and further covenants and agrees to cause it Affiliates to (a) sell, assign, convey, transfer and deliver to US Purchaser at the Closing the US Related Assets held by Katy or its Affiliates and (b) execute and deliver all such bills of sale, agreements and other instruments as may be necessary or reasonably requested by Coleman and US Purchaser to effect the foregoing.

5.8  Transfer of Canadian Related Assets.  In partial consideration for the Share Purchase Price, Katy covenants and agrees to, and further covenants and agrees to cause its Affiliates to (a) sell, assign, convey, transfer and deliver to Canadian Purchaser at the Closing the Canadian Related Assets held by Katy or its Affiliates and (b) execute and deliver all such bills of sale, agreements and other instruments as may be necessary or reasonably requested by Coleman and Canadian Purchaser to effect the foregoing.

5.9  Retained Entity, Canadian Retained Assets and Canadian Retained Liabilities.  Woods Canada covenants and agrees to distribute the shares of the Retained Entity and any Canadian Retained Assets and Canadian Retained Liabilities to Katy immediately prior to the Closing Date.  All Taxes related to such distribution will be paid by Katy including any income, sales, use, value added, or withholding tax payable by Woods Canada with respect to such distribution.

5.10  FIRPTA.  A certificate, duly completed and executed by Woods US pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Woods US is not a "foreign person" within the meaning of Section 1445 of the Code.

5.11  Removal of Moulding Machines.  Woods US shall promptly take the following actions with regard to the seven moulding machines located at the Leased Real Property located in Indianapolis, Indiana site and all such actions shall be in compliance with all applicable Laws, including, without limitation, Environmental Laws: (i) decontaminate the seven moulding machines, including draining the machines of all oil and other liquids that are contained in the machines; (ii) characterize the oil contained in the machines and Released to the floor for PCBs; (iii) remove and dispose of the machines and all oils and other liquids drained from the machines consistent with such characterization; (iv) clean the concrete and any other surface or area where oil or other Hazardous Materials were Released from or by the machines; and (v) dispose of any waste generated by the cleanup (collectively, the "Work"). Woods US shall provide notice to Coleman within three business days of the completion of the Work, and provide copies of all documents related to the Work, including waste characterization data and evidence of proper disposal and cleanup.  The parties agree that compliance with the terms of this Section 5.11 by Woods US will not be deemed a breach of any representation, warranty or covenant in this Agreement.

5.12  Supplemental Disclosure.  Sellers shall have the obligation at Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 9.2 or for purposes of determining whether any person is entitled to indemnification pursuant to and in accordance with Article XII.

ARTICLE VI

Financial Statements; Disclosure Schedule

6.1  Pre-Signing Deliveries.  On or prior to the date hereof, Sellers have delivered to Coleman and Purchasers:

(a)  The unaudited balance sheets of Woods US and Woods Canada as of December 31, 2004, 2005 and 2006 and the related unaudited statements of earnings and cash flows for the years then ended, as certified by the chief financial officer of Woods US and Woods Canada that such financial statements fairly present, in all material respects, the financial condition of Woods US and Woods Canada (the "Financial Statements"); and

(b)  The unaudited balance sheets of Woods US and Woods Canada as of the Interim Balance Sheet Date and the related unaudited statements of earnings and cash flows for the portion of the fiscal year then ended, as certified by the chief financial officer of Woods US and Woods Canada that such financial statements fairly present, in all material respects, the financial condition of Woods US and Woods Canada (the "Interim Financial Statements").

ARTICLE VII

Representations and Warranties of Sellers and Woods Canada

Sellers and Woods Canada jointly and severally represent and warrant to Coleman that the statements in this Article VII are true, correct and complete as of the date of this Agreement and shall continue to be true, correct and complete as of the Closing Date.

7.1  Due Formation.  Woods US is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Woods Canada is a corporation duly incorporated, validly existing and in good standing under the laws of Ontario, Canada.  Neither Woods US nor Woods Canada is required to be qualified as a foreign entity in any jurisdiction, other than in the jurisdictions set forth in Section 7.1 of the Disclosure Schedule and each of them is so qualified and in good standing therein except where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, a Material Adverse Effect.  Woods US has all requisite corporate power and authority to carry on the US Business and to own and use the assets and properties owned and used by it.  Woods Canada has all requisite corporate power and authority to carry on the Canadian Business as presently conducted and to own and use the assets and properties owned and used by it.

7.2  Capitalization of Woods Canada.  The duly authorized capital of Woods Canada consists of an unlimited number of common shares, of which 27,488 shares are issued and outstanding as of the date hereof.  All of the Shares are duly and validly authorized and issued fully paid and non-assessable and have not been issued in violation of any Law or any charges or other provision regarding pre-emptive, anti-dilution or similar rights of shareholders.  Except for this Agreement, there are no outstanding options, warrants or rights of any kind to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of Woods Canada, nor are there any obligations to issue any such options, warrants, rights or securities.

7.3  Ownership of the Shares.  Katy owns, beneficially and of record, all of the issued and outstanding Shares of Woods Canada.  Katy has good and marketable title to the Shares, free and clear of all Liens (other than restrictions on the ownership or transfer of securities arising under applicable securities Laws).

7.4  Subsidiaries.  Except as set forth on Section 7.4 of the Disclosure Schedule, Woods Canada does not have, and never had, any Subsidiaries.

7.5  Authority.  Each of Katy, Woods US and Woods Canada has the corporate right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party; and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and each such other agreement and the consummation of the sale of the Purchased Assets and the Shares and other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by each of Katy, Woods US and Woods Canada and is a valid and binding obligation of, and enforceable against, each of Katy, Woods US and Woods Canada in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

7.6  No Violations and Consents.  (a)    Except as set forth in Section 7.6 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Sellers or Woods Canada nor the consummation of the sale of the Purchased Assets, the Shares or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the articles of incorporation or by-laws or similar governing documents of Sellers or Woods Canada, or any Law or Order, or any Contract set forth in Section 7.15(a) of the Disclosure Schedule to which Sellers or Woods Canada are party or by which Sellers or Woods Canada or any of the Purchased Assets or Shares are subject or bound; (ii) result in the creation of any Lien or other adverse interest upon any of the Purchased Assets or Shares; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Contract or plan to which Sellers or Woods Canada are party; or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract to which Sellers or Woods Canada are party.

(b)  Except as set forth in Section 7.6 of the Disclosure Schedule, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Sellers or Woods Canada of this Agreement or the consummation of the transactions contemplated hereby.

7.7  Brokers.  Neither this Agreement nor the sale of the Purchased Assets, the Shares or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Sellers or Woods Canada or any of their Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

7.8  Required Assets.  Except as disclosed in Section 7.8 of the Disclosure Schedule, all of the rights, properties and assets utilized or required by Woods US in connection with owning and operating the US Business are (a) either owned by Woods US or licensed or leased to Woods US under the Contracts conveyed to US Purchaser under this Agreement and (b) included in the Purchased Assets (other than the US Retained Assets).  Except as disclosed in Section 7.8 of the Disclosure Schedule, the assets, properties, contracts and rights of Woods Canada include all of the assets, properties, contracts and rights necessary for the conduct of the Canadian Business as currently conducted and as presently proposed to be conducted.  Except as disclosed in Section 7.8 of the Disclosure Schedule, neither Katy nor any Affiliate of Katy owns, or has any rights in, such assets, properties, contracts and rights, other than as a shareholder of Woods Canada.

7.9  Related Party Transactions.  Except as set forth in Section 7.9 of the Disclosure Schedule, neither Woods Canada, Sellers, any of their Affiliates nor, to the Sellers' Knowledge, any of their respective shareholders, directors, officers or employees (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the US Business or the Canadian Business; (b) owns, or has any interest in, any right, property or asset which is utilized or required in connection with owning or operating the US Business or the Canadian Business; or (c) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the US Business or the Canadian Business.

7.10  Title to Purchased Assets.  (a)    Section 7.10 of the Disclosure Schedule identifies as of the date of this Agreement, all personal property owned by Woods US or Woods Canada to operate its respective business having a current book value in excess of $1,000, other than US Retained Assets and Canadian Retained Assets.  Woods US has good and marketable title to, or a valid leasehold interest in, all Purchased Assets, and Woods Canada has good and marketable title to, or a valid leasehold interest in all of the assets, properties, contracts, and rights of Woods Canada used in connection with the operation of the Canadian Business other than Canadian Retained Assets, respectively, free and clear of all Liens other than Permitted Liens.  All such assets are suitable for the purposes for which they are being used and for which they will be used as of the Closing Date, and are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) free from latent and patent defects, and (iii) in conformity in all material respects with all applicable Laws relating to their use and operation.  Each item of tangible personal property owned or used by Woods US or Woods Canada immediately prior to the Closing Date, other than US Retained Assets and Canadian Retained Assets, will be owned or available for use by Purchasers on identical terms and conditions immediately subsequent to the Closing Date.  To Sellers' Knowledge, there are no material items of maintenance, repair or replacement with respect to the tangible personal property owned or used by Woods US or Woods Canada which is currently required to be made within the following twelve (12) month period.

(b)  Except as disclosed in Section 7.10 of the Disclosure Schedule, as of the date of this Agreement neither Woods US nor Woods Canada is a party to any personal property lease with lease payments during the remaining term of the lease in excess of $10,000.  All leases identified in Section 7.10 of the Disclosure Schedule are in full force and effect.  Woods US and Woods Canada are not in default under any of the leases identified in Section 7.10 of the Disclosure Schedule, and, to the knowledge of the Sellers, no other party thereto is in default under any of the leases.

7.11  Inventory.  Except as set forth in Section 7.11 of the Disclosure Schedule, the inventory of Woods US and Woods Canada is of a quality and quantity usable in the ordinary course of their respective businesses except for damaged, spoiled, slow-moving or obsolete items or items of below-standard quality, all of which have been adequately reserved for on the Interim Balance Sheets.

7.12  Real Property.  (a)    Except as set forth in Section 7.12 of the Disclosure Schedule, Woods Canada does not own and has never owned any real property or interests in real property, and Woods Canada does not have any outstanding option or right of first refusal to purchase any real property or interest therein.

(b)  Section 7.12 of the Disclosure Schedule sets forth a true and complete list of the Leased Real Property, together with a description of the Contracts related thereto including the parties thereto, annual rent, expiration date and location of the real property covered thereby, lease guaranties, subleases, licenses, easements, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (each, a "Lease").  The Sellers and Woods Canada have provided to the Purchasers a true and complete copy of each Lease.  With respect to each such Lease: (i) Woods US or Woods Canada, as applicable, has a valid and assignable leasehold interest in such Lease, free and clear of all Liens other than Permitted Liens; (ii) to the Sellers' Knowledge such Lease is in full force and effect, valid and enforceable against Woods US or Woods Canada, as applicable, in accordance with its terms; (iii) such Lease constitutes the entire agreement to which Woods US or Woods Canada, as applicable, is a party with respect to the subject Leased Real Property; (iv) Woods US or Woods Canada, as applicable, has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) the Leased Real Property and all facilities located thereon have received all material Permits required in connection with the operation thereof and are in compliance with and have been operated and maintained in accordance with all applicable Laws, including any zoning Laws; (vi) the Sellers and Woods Canada are not in receipt of any notice of default pursuant to such Lease, no rentals are past due and, to the Sellers' Knowledge, no condition exists that is or could reasonably be expected to result in a default by any party under such Lease; (vii) the Closing will not affect the enforceability against any Person of such Lease or the rights of the Purchaser or Woods Canada to the continued use and possession of the Leased Real Property for the conduct of the business as currently conducted; and (viii) except as set forth in Section 7.12 of the Disclosure Schedule, there are no other parties occupying, or with a right to occupy granted by the Sellers or Woods Canada, the Leased Real Property.

(c)  There are no claims, governmental investigations, litigation or proceedings which are pending or, to Sellers' Knowledge, threatened against the Leased Real Property or Sellers or Woods Canada with respect to the Leased Real Property.

(d)  No condemnation or eminent domain proceedings have been initiated by service of process on Sellers or Woods Canada which relate to the Leased Real Property, and no such proceedings are, to Sellers' Knowledge, threatened or have been filed by any Governmental Authority with respect to the Leased Real Property.

(e)  To Sellers' Knowledge, no improvements on the Leased Real Property encroach onto (i) a parcel of land not owned or leased by Woods US or Woods Canada or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement or similar agreement.  To Sellers' Knowledge, no improvements on any parcel of property not owned or leased by Woods US or Woods Canada encroaches onto the Leased Real Property.

(f)  Neither Woods US nor Woods Canada is in default under or has breached, and the Leased Real Property is not in violation of, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default by either Woods US or Woods Canada under any Contract relating to the use of the Leased Real Property.  Neither Woods US or Woods Canada has received any notice or, to Sellers' Knowledge, is there any fence dispute, boundary dispute, boundary line question, water dispute or drainage dispute concerning or affecting the Lease Real Property.

7.13  Litigation and Compliance with Laws.  (a)    Except as set forth in Section 7.13(a) of the Disclosure Schedule, there is no action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental Authority, pending or, to Sellers' Knowledge, threatened against or affecting the Canadian Business or the US Business, or any of the Purchased Assets or the Shares, or Woods US's right to own the Purchased Assets or operate the US Business, or Katy's right to own the Shares; and, to Sellers' Knowledge, no action, omission or event has occurred which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation.  Neither Woods Canada nor any of the Purchased Assets or Shares is subject to any Order.

(b)  There are no claims, actions, suits, proceedings or investigations pending or, to Sellers' Knowledge, threatened against Sellers or Woods Canada with respect to this Agreement, or in connection with the transactions contemplated hereby.

(c)  Neither Woods US nor Woods Canada is currently operating its business, in material violation of any Law.

7.14  Intellectual Property.  (a)    Section 7.14 of the Disclosure Schedule sets forth the true and complete schedule of all material Intellectual Property which are utilized or required in the conduct of the US Business or the Canadian Business. All registrations listed in the Disclosure Schedule are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as set forth in Section 7.14 of the Disclosure Schedule, no licenses, sublicenses, covenants or agreements have been granted or entered into by either Woods US or Woods Canada in respect of any of such Intellectual Property.

(b)  Woods US owns or possesses adequate licenses or other valid rights to use, free and clear of any Liens, all Intellectual Property necessary for the conduct of the US Business. There is no Intellectual Property necessary for the conduct of the US Business as presently operated, except those included in the Purchased Assets.  Woods Canada owns or possesses adequate licenses or other valid rights to use, free and clear of any Liens, all Intellectual Property necessary for the conduct of the Canadian Business.

(c)  Except as set forth in Section 7.14 of the Disclosure Schedule, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation by either Woods US or Woods Canada of any patent Intellectual Property which is owned or licensed by any third party, and there is not now any existing or, to Sellers' Knowledge, threatened claim against either Seller or Woods Canada of infringement, misuse or misappropriation of any Intellectual Property.

(d)  Except as set forth in Section 7.14 of the Disclosure Schedule, there is no infringement, misuses, or misappropriation by other of any Intellectual Property owned or licensed by either Woods US or Woods Canada, and  there is no pending or threatened claim by either Woods US or Woods Canada against others for infringement, misuse or misappropriation of any Intellectual Property owned or licensed by either Woods US or Woods Canada.

(e)  No shareholder, officer, director, employee or Affiliate of Sellers or Woods Canada owns, directly or indirectly, in whole or in part, any Intellectual Property (i) which is presently being used in the conduct of the Canadian Business or the US Business; (ii) the use of which is necessary for the Canadian Business or the US Business; or (iii) which pertains to the Canadian Business or the US Business.

7.15  Contracts.  (a)    Section 7.15 of the Disclosure Schedule contains a true and complete list and description of all personal property leases, Leases, and all other Contracts, to which Woods US or Woods Canada is a party as of the date of this Agreement, except (i) purchase and sale commitments entered into in the Ordinary Course and involving payments to or by Woods US or Woods Canada of $100,000 or less in the aggregate, (ii) Contracts which may be terminated by Woods US or Woods Canada on thirty (30) days or less written notice without penalty, or (iii) Contracts which have a term of one (1) year or less and involve payment by or to Woods US or Woods Canada of $25,000 or less in the aggregate.

(b)  All Contracts identified in Section 7.15 of the Disclosure Schedule to be transferred, assigned or conveyed to US Purchaser under this Agreement, or to which Woods Canada is a party, are valid, binding and enforceable against Woods US or Woods Canada, as applicable, and, to Sellers' Knowledge, the other parties thereto in accordance with their terms.  Assuming that all of the consents listed in Section 7.6 of the Disclosure Schedule are obtained, upon consummation of the Closing, each such Contract shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation, penalty or other adverse consequence.

(c)  Neither Woods US nor Woods Canada or, to Sellers' Knowledge, any other Person is in material breach of, or in material default under, any Lease or any Contract identified in Section 7.15 of the Disclosure Schedule to be conveyed to Purchasers under this Agreement, and no event or action has occurred, is pending, or, to Sellers' Knowledge, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would result in a material breach by Woods US or Woods Canada, or to Sellers' Knowledge, any other Person, or a material default by Woods US or Woods Canada, or, to Sellers' Knowledge, any other Person, under any Lease or Contract to be conveyed to Purchasers under this Agreement.

7.16  Financial Statements and Related Matters.  (a)    The Financial Statements were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position and results of operations of Woods US and Woods Canada at the dates and for the periods indicated therein.

(b)  On the Interim Balance Sheet Date, neither Woods US nor Woods Canada had any Liability, required to be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP, which was not fully disclosed, reflected or reserved against in the Interim Balance Sheets or set forth in Section 7.16(b) of the Disclosure Schedule; and, except for Liabilities which have been incurred since the Interim Balance Sheet Date in the Ordinary Course, since the Interim Balance Sheet Date, neither Woods US nor Woods Canada has incurred any Liability.

(c)  All of the Accounts Receivable which are reflected in the Interim Balance Sheets were acquired by Woods US and Woods Canada in the Ordinary Course; and all of the Accounts Receivable which have been acquired by Woods US and Woods Canada since the Interim Balance Sheet Date were acquired in the Ordinary Course.  Except as set forth in Section 7.16(c) of the Disclosure Schedule each Accounts Receivable arose from bona fide sales of goods or services in the Ordinary Course to Persons that are not Affiliates of Sellers or Woods Canada.  The Interim Balance Sheets reflect reserves for uncollectible Accounts Receivable consistent with the past history and practice of Woods US and Woods Canada, respectively, and to Sellers' Knowledge, such reserves are adequate.

(d)  All of the accounts payable which are reflected on the Interim Balance Sheets arose in the Ordinary Course.

(e)  As of the date hereof, neither Woods US nor Woods Canada has any Indebtedness, except as described in Section 7.16(e) of the Disclosure Schedule; and, as of the Closing, neither the Purchased Assets nor any assets owned or held by Woods Canada will be subject to any Liens other than Permitted Liens.

7.17  Changes Since the Most Recent Year-End Balance Sheet Date.  Since the Most Recent Year-End Balance Sheet Date, except as set forth in Section 7.17 of the Disclosure Schedule:

(a)  The US Business and the Canadian Business have been operated and carried on only in the Ordinary Course.

(b)  Except for supplies or products purchased, sold or otherwise disposed of in the Ordinary Course, no Seller or Woods Canada has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the US Business or the Canadian Business in an aggregate amount exceeding $100,000.

(c)  Neither Woods US nor Woods Canada has sustained or incurred any loss or damage (whether or not insured against) to its properties or assets on account of fire, flood, accident or other calamity which has interfered with or affected in any material respect, or may interfere with or affect in any material respect, the operation of the US Business or the Canadian Business.

(d)  Neither Woods US nor Woods Canada has made, or become committed to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering any employee of the Woods US or Woods Canada, except as disclosed in Section 7.21 of the Disclosure Schedule or as required by the terms of any such plan.

(e)  There has been no Material Adverse Change and, to Sellers' Knowledge, no state of facts exists which would reasonably be expected to give rise to any Material Adverse Change.

(f)  Neither Woods US nor Woods Canada has made any loans, advances or capital contributions to, or investments in, any other Person.

(g)  Neither Woods US nor Woods Canada has changed any of its accounting systems, policies, principles or practices with respect to the Purchased Assets or with respect to Woods Canada (including any change in depreciation or amortization policies or rates), including, but not limited to, the accounting policies, principles and practices used by Woods US with respect to the Purchased Assets or Woods Canada to estimate (i) inventory reserves, (ii) allowances for doubtful accounts, sales returns and sales discounts, and (iii) customer allowances.

(h)  Neither Woods US nor Woods Canada has entered into, authorized or permitted any agreement or transaction with any Affiliate that will survive the Closing.

(i)  Neither Woods US nor Woods Canada has agreed to do any of the items set forth in Sections 7.17(b), (d), (e), (f), (g) or (h).

7.18  Insurance.  Section 7.18 of the Disclosure Schedule sets forth and describes all policies of insurance which are maintained by Sellers and Woods Canada and which relate to the US Business and the Canadian Business; and, to Sellers' Knowledge, all of such policies of insurance are in good standing, valid and subsisting, and in full force and effect in accordance with their terms.  Sellers and Woods Canada have not been refused any insurance with respect to Woods Canada, the Purchased Assets or the Business, and their coverage has not been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried.

7.19  Licenses and Permits.  Section 7.19 of the Disclosure Schedule sets forth a complete and correct list of all material Permits held by Woods US and Woods Canada.  The Permits are valid and in effect and Sellers have not received any notice that any Governmental Authority intends to cancel, terminate or not renew any of the same.  Woods US and Woods Canada hold all material Permits necessary for the conduct of the US Business or the Canadian Business, as applicable, as heretofore conducted.

7.20  Environmental Matters.  (a)    No Hazardous Materials have been used, imported, transported, manufactured, processed, stored, treated or disposed of, in, beneath, to or on the Leased Real Property except as necessary for the conduct of the US Business or the Canadian Business and in compliance with Environmental Laws.

(b)  Neither Woods US nor Woods Canada has imported, transported, used, generated, treated, stored or disposed of Hazardous Materials on, into or beneath the surface of any of the parcels of Leased Real Property, except in compliance with applicable Environmental Laws.  There has not occurred, nor is there presently occurring, a Release of any Hazardous Material on, into, from or beneath the surface of any of the parcels of Leased Real Property, except for de minimis amounts and concentrations that could not result in Liability under Environmental Laws, and to Sellers' Knowledge, no part of the Leased Real Property or, to Sellers' Knowledge, no part of any parcels adjacent to the Leased Real Property, including the ground water located thereon, is presently contaminated by Hazardous Materials, except for conditions that are naturally occurring or that could not result in Liability under Environmental Laws.

(c)  Neither Woods US nor Woods Canada has imported, treated, transported or disposed of, nor has it allowed or arranged for any third parties to treat, transport, or dispose of, any Hazardous Materials or other waste, (i) to or at a site which was not lawfully permitted to receive such Hazardous Material or other waste for such purpose, (ii) to or at a site which has been placed on the National Priorities List or its state equivalent, (iii) to or at a site which the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent, or (iv) in a manner which gives rise to material Liability under any Environmental Laws.  Neither Woods US nor Woods Canada has received notice, and, to Sellers' Knowledge, there are no facts which could give rise to any notice, that Woods US or Woods Canada is, or may be, a potentially responsible party for a federal, provincial or state environmental cleanup site arising from or relating to the US Business, the Purchased Assets, Woods Canada or for corrective action arising from or relating to the US Business or the Purchased Assets or Woods Canada under any Environmental Law.  Sellers and Woods Canada have not (A) received any written request for information in connection with any federal, provincial or state environmental cleanup site arising from or relating to the US Business, the Purchased Assets or Woods Canada or (B) undertaken (or been requested to undertake) any response or remedial actions or cleanup action of any kind arising from or relating to the US Business, the Purchased Assets or Woods Canada at the request of any Governmental Authority, or at the request of any other Person.

(d)  Except as identified in Section 7.20 of the Disclosure Schedule, to Sellers' Knowledge, there are no underground storage tanks, aboveground storage tanks, sumps, pits, asbestos containing materials, or PCB containing capacitors, transformers or other similar equipment on any of the parcels of Leased Real Property.  There has been no Release from any underground or aboveground storage tank, or any PCB containing transformer, capacitor or other similar equipment, other than in compliance with applicable Laws.  None of the underground or aboveground storage tanks, or the PCB containing capacitors, transformers or other similar equipment identified in Section 7.20 of the Disclosure Schedule has within the last three (3) years been, and none now need to be, repaired or replaced.

(e)  Section 7.20 of the Disclosure Schedule identifies and Sellers have provided to Purchasers copies of (i) all environmental audits, assessments, or occupational health studies in the possession of Sellers or Woods Canada with respect to the US Business, the Purchased Assets or Woods Canada within the past three (3) years, (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any of the parcels of Leased Real Property, (iii) all citations issued with respect to the US Business, the Purchased Assets or Woods Canada, within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) or the Occupational Health and Safety Act, RS0 1990, c.0.1 and (iv) all pending claims, Liabilities, litigation, notices of violation, administrative proceedings or Orders issued with respect to the US Business, the Purchased Assets or Woods Canada within the past three years under applicable Environmental Laws.

(f)  Woods US and Woods Canada have been and are in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Environmental Permits, and each has been and is currently in material compliance with all Environmental Permits.  Woods Canada has not been convicted of any breach of Environmental Laws.

7.21  Employee Benefit Plans/Employment Matters.

(a)  Except as set forth in Section 7.21(a) of the Disclosure Schedule, with respect to employees employed in the US Business, Woods US does not maintain, sponsor, or contribute to any material (1) "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA) or "multiemployer plan" (as defined in section 3(37) or section 4001(3) of ERISA) (a "Multiemployer Plan"); (2) written or oral retirement or deferred compensation plan, incentive compensation plan, stock plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA); or (3) any employment agreement (collectively, the "US Benefit Plans").  Sellers have made available to Purchasers, to the extent applicable, copies of all US Benefit Plan documents, including the US Benefit Plans, together with all material amendments thereto, summary plan descriptions and written summaries of unwritten US Benefit Plans.

i.
All US Benefit Plans comply and have been maintained and administered in all material respects in accordance with their terms and with all requirements of Law applicable thereto, and there is no outstanding notice issued by any Governmental Authority questioning or challenging such material compliance.  Each US Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination or opinion letter as to its qualified status and, to the Knowledge of the Sellers, no circumstance exists that is reasonably expected to cause such letter to be revoked or to adversely affect such qualified status.

ii.
Neither the Sellers nor any ERISA Affiliate maintains or contributes to, or is obligated to maintain or contribute to, or has any Liability with respect to any employee pension benefit plan (within the meaning of section 3(2) of ERISA) for which Purchaser could have any Liability, including without limitation, any employee pension benefit plan that is subject to Title IV of ERISA or any Multiemployer Plan.

iii.
Except as otherwise contemplated by the transactions set forth in this Agreement, no event has occurred, and no facts exist in connection with any US Benefit Plan, that has, will or is reasonably likely to result in any fine, penalty, assessment or other Liability for which Purchasers may be liable, whether by reason of operation of Law or Contract or that result in any Lien on the Purchased Assets.

(b)  Except as set forth in Section 7.21(b) of the Disclosure Schedule, Woods Canada does not maintain, sponsor, contribute to or have any Liability with respect to any plan, arrangement, agreement, program, policy, practice or undertaking, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Woods Canada (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding any statutory benefit plans Woods Canada is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation; or any employment agreement (collectively, the "Canadian Benefit Plans").  A true and complete copy of each of the Canadian Benefit Plans, and all contracts or agreements relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, booklets, summaries, manuals and communications of a general nature distributed or made available to any employees or former employees concerning any Canadian Benefit Plans, and recordkeeping agreements, each as in effect on the date hereof, has been provided to Purchasers.  In the case of any Canadian Benefit Plan which is not in written form, Purchasers have been provided with a true and complete description of such Canadian Benefit Plan as in effect on the date hereof.  As to all Canadian Benefit Plans:

i.
All Canadian Benefit Plans comply and have been maintained and administered and invested in form and in operation with the terms of such Canadian Benefit Plan and all requirements of Law applicable thereto, and there has been no notice issued by any Person or Governmental Authority questioning or challenging such compliance.

ii.
All employer or employee payments, contributions and premiums required by Law or the terms of a Canadian Benefit Plan to be paid prior to the Closing have been or will be timely made or paid in full prior to the Closing.

iii.
Neither the execution of this document nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in (A) any payment of severance or other compensation to any current or former employee of Woods Canada or (B) result in the acceleration of the time of payment or vesting of any compensation or benefit.

iv.
There are no investigations by a Governmental Authority or actions, suits or claims (other than routine claims for benefits) pending or, to Sellers' Knowledge, threatened involving any Canadian Benefit Plans or the assets thereof, and, to Sellers' Knowledge, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

v.	Woods Canada does not have any Liability under any Canadian Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits.

vi.	Woods Canada may unilaterally amend or terminate any Canadian Benefit Plan.

vii.
No event has occurred respecting any registered Canadian Benefit Plan which would result in the revocation of the registration of such Canadian Benefit Plan (where applicable) or entitle any Person (without the consent of Woods Canada) to wind up or terminate any Canadian Benefit Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Benefit Plan.

viii.	There are no entities other than Woods Canada participating in any Canadian Benefit Plan.

ix.
All Employee data necessary to administer each Canadian Benefit Plan is in the possession of Woods Canada and is in a form which is sufficient for the proper administration of such Canadian Benefit Plan in accordance with its terms and all applicable Law and such data is complete and correct.

x.
Any Canadian Benefit Plan which is a "registered pension plan" for purposes of the Income Tax Act (Canada) provides strictly defined contribution pension benefits, and does not, nor has it at any time prior, provided defined benefit pension benefits.

xi.
All Canadian Benefit Plans which are subject to the Guidelines for Capital Accumulation Plans published by the Joint Forum of Financial Market Regulations (the "CAP Guidelines") have, since December 31, 2005, been administered in accordance with the CAP Guidelines.

xii.
Woods Canada has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Canadian Benefit Plan or to improve or change the benefits provided under any Canadian Benefit Plan.

xiii.
Woods Canada is not required to contribute to any of the Canadian Benefit Plans pursuant to a collective agreement, nor are any of the Canadian Benefit Plans maintained by an entity other than Woods Canada.

xiv.
No event has occurred, and no facts exist in connection with any Canadian Benefit Plan, that has, will or is reasonably likely to result in any fine, penalty, assessment or other Liability for which Purchasers may be responsible, whether by reason of operation of Law or Contract or that result in any Lien on the Purchased Assets.

(c)  Section 7.21(c)(i) of the Disclosure Schedule contains a true and complete list of all of the employees employed in the US Business and their respective salary or wages and the Benefit Plans in which they are entitled to participate or from which they receive benefits as of the date of this Agreement. Except as set forth in Section 7.21(c)(ii) of the Disclosure Schedule, there are no Change of Control Payments.  Section 7.21(c)(ii) of the Disclosure Schedule identifies the recipient and amount payable for each Change of Control Payment.

(d)  Section 7.21(d) of the Disclosure Schedule contains a list of all employees of Woods Canada as of the date of this Agreement, their most recent hire date, any periods of prior employment, current position held, annual base salary, total compensation earned in the two years preceding the year in which the Closing will occur, age, annual vacation entitlement and in the current vacation year, vacation taken to Closing Date, the Benefit Plans in which each employee of Woods Canada is enrolled, and whether the employee is currently on leave, and if so, the nature of the leave such as pregnancy, or disability, and the expected date of return to work.

(e)  Except as set forth in Section 7.21(e) of the Disclosure Schedule, there are no written contracts with any employees of Woods Canada nor are there any management agreements, retention bonuses or other agreements to provide cash or other compensation or benefits to any employee of Woods Canada upon the consummation of the transactions contemplated by this Agreement.

(f)  Except as set forth in Section 7.21(f) of the Disclosure Schedule, there are (i) no agreements, written or unwritten, providing for severance payments to any director, officer, employee or independent contractor in connection with a change in control of Woods Canada, or (ii) any agreement as to length of notice or severance payment required to terminate employment with any employee of Woods Canada, other than such as results by Law from the employment of an employee without a written agreement as to notice or severance, or (iii) no written employment, retention, consulting or retirement agreements with any employee of Woods Canada.  Sellers have made available to the Purchasers true and complete copies of such agreements.

(g)  All amounts due or accrued for all employees of Woods Canada in respect of all periods prior to the Closing Date, regardless of whether such amounts would otherwise be payable as of the Closing Date, have been paid or are reflected in the Woods Canada financial statements, including, without limitation, amounts for salary wages, vacation with pay, bonus, incentive commission or pay in lieu of overtime or other compensation, and employment related Taxes (including employment insurance premiums, employer health tax, Canada Pension Plan premiums and remittances to the applicable tax Governmental Authorities).

(h)  Sellers have maintained pay equity in the Ontario Workplace.

(i)  Except as set forth in Section 7.21(i) of the Disclosure Schedule, Sellers have complied with all applicable employment standards obligations and there are no outstanding complaints, claims, decisions, application orders or prosecutions under any employment standards related Law.  Sellers have made available to the Purchasers for review its Excess Hours of Work Permit and a summary of hours worked by each employee of Woods Canada in the twelve (12) months preceding the Closing Date.

(j)  Except as disclosed in Section 7.21(j) of the Disclosure Schedule, there is no labor dispute, work stoppage, dispute, grievance or strike pending or, to Sellers' Knowledge, threatened against Woods US or Woods Canada or affecting the US Business or the Shares.  Neither Woods US nor Woods Canada is a party to or bound by any collective bargaining agreement or otherwise required to bargain with any union, nor has any of them experienced within the last twenty-four months any strikes or other actions, grievances, claims of unfair labor practices, or other employment related claims or disputes or trade disputes.  To Sellers' Knowledge, no organizational effort has been made or threatened by any employee on behalf of any labor union (which includes any application or request for recognition) within the last four months with respect to employees of Woods US or Woods Canada.  To Sellers' Knowledge, neither Woods US nor Woods Canada has committed any material unfair labor practice or violated in any material respect any applicable Laws within the last twenty-four months relating to employment or employment practices or termination of employment, including those relating to wages and hours, discrimination in employment, occupational health and safety, and collective bargaining.  Except as set forth in Section 7.13(c) of the Disclosure Schedule, there is no pending or, to Sellers' Knowledge, threatened charge or complaint against either Woods US or Woods Canada involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable provincial, state, local, or foreign agency.

7.22  Taxes.

(a)  Woods US and Woods Canada have complied in all material respects with all applicable Laws relating to Taxes and have duly and timely filed all Tax Returns that were due.  All such Tax Returns are true, correct, and complete in all material respects.  All Taxes due and payable with respect to such Tax Returns (whether or not shown as payable), or otherwise due and payable by Woods US or Woods Canada, have been timely paid to the appropriate taxing authority.  There are no existing Liens for Taxes (other than those Liens for Taxes that are Permitted Liens) upon any Purchased Asset or any asset of Woods Canada.

(b)  In the past five years, neither Woods Canada nor Woods US has been notified by a Tax Authority that it has not filed Tax Returns or paid Taxes in any jurisdiction in which Woods Canada or Woods US does not currently pay Taxes or file Tax Returns.

(c)  The unpaid Taxes of Woods US and Woods Canada do not exceed the reserve for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the balance sheet included in the Interim Financial Statements (without regard to any notes thereto), as adjusted for the passage of time through the Closing Date.  All installments on account for Taxes of Woods Canada due on or before the Closing Date have been paid by Woods Canada on a timely basis.

(d)  Woods US and Woods Canada have (i) withheld all withholding Taxes from payments to employees, agents, contractors and nonresidents and timely remitted such amounts to the proper agencies; (ii) timely paid all employer contributions and premiums to the proper agencies payable by or with respect to employees of Woods Canada or with respect to the Transferred Employees; (iii) withheld all required amounts on any pre-acquisition distributions or deemed distributions of Woods Canada and timely remitted such amounts to the proper agencies; (iv) timely filed all federal, state, local and foreign Tax returns with respect to employee income tax withholding, social security, health and pension Taxes and premiums, and unemployment Taxes.

(e)  No federal, state, provincial, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending with regard to any Taxes or Tax Returns of Woods US or Woods Canada.  Neither Woods US nor Woods Canada has private letter rulings, ruling requests, technical advice, application for a change of any method of accounting, or other similar requests presently pending with any Taxing Authority.

(f)  Woods US does not have any obligation for Taxes of any other person pursuant to any Contract that Purchasers are assuming pursuant to this Agreement or pursuant to applicable Law as a result of the transactions contemplated by this Agreement.  Woods Canada does not have any obligation to pay Taxes of any other person as a result of successor liability, transferee liability, joint and several liability, pursuant to a Contract, or otherwise.

(g)  Woods Canada has not extended any statute of limitations related to Taxes and Woods US has not extended any statute of limitations relating to Taxes for which Coleman or Purchasers could be liable for under this Agreement or pursuant to applicable Law as a result of the transactions contemplated hereby.

(h)  The transactions contemplated by this Agreement do not constitute a change of control of Woods US for purposes of Section 280G of the Code.  Each "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code that is being assumed by the Purchasers under this Agreement has been operated in good faith compliance with Section 409A of the Code (and Treasury Regulations and other authority promulgated thereunder) and no such plan is reasonably expected to give rise to any acceleration of income or Taxes under Section 409A of the Code. Woods Canada is not, and Woods US is not pursuant to any agreement or contract being assumed by the Purchasers or pursuant to applicable Law as a result of the transactions contemplated by this Agreement, obligated to indemnify any employee or independent contractor for any Taxes, including, without limitation, Taxes imposed under Section 409A or Section 4999 of the Code.

(i)  Woods Canada is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) a sale of assets or other similar transaction occurring on or before the Closing Date; (ii) amounts received on or prior to the Closing Date; (iii) a change in method of accounting requested or occurring on or prior to the Closing Date, or (iv) an agreement entered into with any Taxing Authority on or prior to the Closing Date.

(j)  Woods Canada does not hold any interest in "US real property" within the meaning of Section 897 of the Code and is not currently conducting a trade or business through a fixed place of business in the United States through a “permanent establishment” within the meaning of the US Canada Income Tax Convention.

7.23  Suppliers; Customers.

(a)  Suppliers.  Section 7.23(a) of the Disclosure Schedule sets forth the ten (10) largest suppliers of each of Woods US and Woods Canada (based on dollar amounts paid for products or services supplied to it) for the year ended December 31, 2006 and the current year period ended August 24, 2007 (the "Material Suppliers") and the amounts paid by Woods US and Woods Canada to such Material Suppliers during such periods.  Except as set forth in Section 7.23(a) of the Disclosure Schedule, (i) to Sellers' Knowledge, neither Woods US nor Woods Canada has received any notice, nor is either otherwise aware, that any Material Supplier intends to reduce materially its business with Woods US or Woods Canada, respectively, from the levels achieved during the current year period ended August 24, 2007; (ii) since the Interim Balance Sheet Date, no Material Supplier has terminated its relationship with either Woods US or Woods Canada or, to Sellers' Knowledge, threatened in writing to do so; (iii) since the Interim Balance Sheet Date, no Material Supplier has modified or, to Sellers' Knowledge, indicated that it intends to modify its relationship with, or rates it charges to, either Woods US or Woods Canada in a manner which is less favorable in any material respect to Woods US or Woods Canada, as applicable, or has agreed not to or, to Sellers' Knowledge, indicated it will not agree to do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to Woods US or Woods Canada, as applicable, on the Interim Balance Sheet Date; and (iv) neither Woods US nor Woods Canada is involved in any material claim, dispute or controversy with any Material Supplier.

(b)  Customers.  Section 7.23(b) of the Disclosure Schedule sets forth the ten (10) largest customers of each of Woods US and Woods Canada (based on dollar amounts of services purchased) for year ended December 31, 2006 and the current year period ended August 24, 2007 (the "Material Customers") and the amounts for which Woods US and Woods Canada invoiced such Material Customers during such period.  Except as set forth in Section 7.23(b) of the Disclosure Schedule, (i) to Sellers' Knowledge, neither Woods US nor Woods Canada has received any notice, nor is Woods US or Woods Canada otherwise aware, that any Material Customer will reduce materially its business with Woods US or Woods Canada, as applicable, from the levels achieved during the current year period ended August 24, 2007; (ii) since the Interim Balance Sheet Date, no Material Customer has terminated its relationship with Woods US or Woods Canada or, to Sellers' Knowledge, threatened in writing to do so; (iii) since the Interim Balance Sheet Date, no Material Customer has modified or, to Sellers' Knowledge, indicated that it intends to modify its relationship with, or rates it pays to, Woods US and Woods Canada in a manner which is less favorable in any material respect to Woods US or Woods Canada, as applicable, or has agreed not to or, to Sellers' Knowledge, indicated it will not agree to do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to Woods US or Woods Canada, as applicable, on the Interim Balance Sheet Date; and (iv) neither Woods US nor Woods Canada is involved in any material claim, dispute or controversy with any Material Customer.

7.24  Books and Records.  The books and records of Woods Canada have been maintained in accordance with good business and bookkeeping practices.  Copies of the minute books and other similar records of Woods Canada provided to Purchasers are true and correct, and there are no other documents or agreements affecting the rights or obligations of the shareholders of Woods Canada.

7.25  Product Warranties.  To the Sellers' Knowledge, all commercialized products of Woods Canada and Woods US have been in conformance with all applicable contractual commitments and all express or implied warranties of Woods Canada and Woods US, and no Liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof. Neither Woods Canada nor any Seller has been notified in writing of any claims for and, to the Sellers' Knowledge, there are no threatened claims for any product return, recalls, warranty obligation or product services relating to any products or services in connection with the US Business and Canadian Business.

7.26  Defects in Products or Designs; Product Safety.  To the Sellers' Knowledge, there have been no pattern of defects in the design, construction or manufacturing of any product commercialized by Woods Canada or Woods US, or its employees or agents in connection with the US Business and Canadian Business that would reasonably be expected to adversely affect the specified performance or quality of such product.  Each commercialized product has been designed, manufactured, packaged and labeled in material compliance with all regulatory, engineering, industrial and other codes applicable thereto and neither Woods Canada nor any Seller has received written notice of any alleged noncompliance with any such code.  Each product advertised or represented as being rated or approved by a rating organization, such as Underwriter’s Laboratories Inc. ("U.L.") or other organization, complies with the conditions of such rating or approval.  Woods Canada and Woods US have all U.L. permits, licenses or other rights which grant Woods Canada and Woods US the right to manufacture, package and label products as being rated or approved by U.L. (the "U.L. Licenses").  The U.L. Licenses are valid and in effect and neither Sellers nor Woods Canada has received any notice that U.L. intends to cancel, terminate or not renew any of the U.L. Licenses.  Woods US and Woods Canada are in material compliance with the U.L. Licenses.  Section 7.26 of the Disclosure Schedule sets forth all E-files associated with the U..L. Licenses.

ARTICLE VIII

Representations and Warranties of Coleman

Coleman represents and warrants to Sellers that the statements in this Article VIII are true, correct and complete as of the date of this Agreement and shall continue to be true, correct and complete as of the Closing Date.

8.1  Due Incorporation.  Coleman is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

8.2  Authority.  Coleman has, and as of the Closing Date each Purchaser will have, the corporate right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party, and Coleman has, and as of the Closing Date each Purchaser will have, taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and such other agreements and the consummation of the purchase of the Purchased Assets, the Shares and the other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by Coleman and is binding upon, and enforceable against, Coleman, and as of the Closing Date will be binding upon and enforceable against each Purchaser, in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

8.3  No Violations.  Neither the execution, delivery or performance of this Agreement by Coleman, nor the consummation of the purchase of the Purchased Assets, Shares or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the certificate and articles of incorporation or by-laws of Coleman, or any Law or Order, or any Contract or plan to which Coleman is a party, except for such conflicts, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ability of Coleman to consummate the transactions contemplated hereby or perform its obligations hereunder.

8.4  Financial Resources.  Coleman has the necessary financial resources to consummate the transactions contemplated by this Agreement as of the Closing Date.

8.5  Litigation.  There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Coleman, threatened against Coleman with respect to this Agreement, or that could prevent the consummation of the transactions contemplated hereby.

8.6  Brokers.  Neither this Agreement nor the purchase of the Purchased Assets, Shares or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Coleman or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

ARTICLE IX

Conditions to Closing Applicable to Coleman and Purchasers

The obligations of Coleman and Purchasers hereunder (including the obligation of Purchasers to close the transactions herein contemplated) are subject to the following conditions precedent:

9.1  No Termination.  Neither Coleman, Purchasers nor Sellers shall have terminated this Agreement pursuant to Section 11.1.

9.2  Bring-Down of Sellers' and Woods Canada's Warranties and Covenants.  The warranties and representations made by Sellers and Woods Canada herein to Coleman and Purchasers shall be true and correct in all material respects (except those qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date (other than any representations and warranties that were made as of a specific date, which representations and warranties will be true and correct as of such date), and Sellers and Woods Canada shall have performed and complied with in all material respects all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date (except those qualified by materiality which shall have been performed and complied with in all respects); and at the Closing, Coleman and Purchasers shall have received a certificate executed by an authorized officer of each Seller to the foregoing effect.

9.3  No Material Adverse Change.  Since the Interim Balance Sheet Date, there shall have been no Material Adverse Change.

9.4  Pending Actions.  No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement or any transactions contemplated hereby, or which claims damages against Coleman or a Purchaser in a material amount as a result of the consummation of the transactions contemplated hereby.

9.5  Required Contract Consents.  Coleman and Purchasers shall have received evidence reasonably satisfactory to it of the receipt of the required consents listed in Schedule 9.5.

9.6  Required Governmental Approvals.  Coleman and Purchasers shall have received evidence reasonably satisfactory to it of the receipt of all consents, approvals or authorizations of any Governmental Authority required on the part of Sellers in connection with the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby listed on Schedule 9.6.

9.7  Environmental Assessment Report.  Coleman shall have received an environmental Phase II report with respect to existing wells located at the Leased Real Property located in Ontario, Canada and the findings, recommendations and  conclusions set forth in such report shall not identify a material liability which was not previously identified in the Phase II Environmental Site Assessment performed by Golders Associates Ltd. for Woods Canada dated October 2003, a true and correct copy of which has been delivered to Coleman.

9.8  Required Transfer.  The Retained Entity, the Canadian Retained Assets and the Canadian Retained Liabilities shall have been transferred.

9.9  All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchasers and Purchasers shall have received copies of such documents as Purchasers may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.2.

Coleman and Purchasers shall have the right to waive any of the foregoing conditions precedent.

ARTICLE X

Conditions to Closing Applicable to Sellers

The obligations of Sellers hereunder (including the obligation of Sellers to close the transactions herein contemplated) are subject to the following conditions precedent:

10.1  No Termination.  Neither Coleman, Purchasers nor Sellers shall have terminated this Agreement pursuant to Section 11.1.

10.2  Bring-Down of Coleman and Purchasers' Warranties and Covenants.  The warranties and representations made by Coleman and Purchasers herein to Sellers and Woods Canada shall be true and correct in all material respects (except those qualified by materially which shall be true and correct in all respects) on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date (other than any such representation or warranties that were made as of a specific date, which representations and warranties will be true and correct as of such date), and Coleman and Purchasers shall have performed and complied in all material respects with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date (except those qualified by materiality which shall have been performed and complied with in all respects); and at the Closing, Sellers and Woods Canada shall have received a certificate executed by an authorized officer of Coleman and each Purchaser to the foregoing effect.

10.3  Pending Actions.  No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement or any transaction contemplated hereby, or which claims damages against Sellers or Woods Canada in a material amount as a result of the consummation of the transactions contemplated hereby.

10.4  All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of such documents as Sellers may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.3.

Sellers shall have the right to waive any of the foregoing conditions precedent.

ARTICLE XI

Termination

11.1  Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)  by written consent of Coleman and Katy;

(b)  by Coleman and Purchasers or by Sellers, if at or before the Closing any condition set forth herein for the benefit of Coleman and Purchasers or Sellers, respectively, shall not have been timely met or cannot be timely met; provided, the party seeking to terminate is not in breach of or default under this Agreement; or

(c)  by Coleman and Purchasers if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before December 7, 2007, or such later date as may have been agreed upon in writing by the parties hereto; provided, Coleman or Purchasers are not in breach of or default under this Agreement.

If any party terminates this Agreement pursuant to this Article XI, all rights and obligations of Sellers, Coleman and Purchasers hereunder shall terminate without any liability of any party, other than any liability of any party for the breach of its obligations hereunder provided however that if Coleman terminates this Agreement pursuant to this Section 11.1, the Sellers will not have any liability to Coleman or Purchasers for any inaccuracy in or breach of any representation or warranty set forth in Article VII of this Agreement.

ARTICLE XII

Indemnification

12.1  Indemnification by Sellers.  Subject to the provisions of this Article XII, Sellers covenant and agree after the Closing to indemnify, defend and hold harmless Coleman, the Purchasers and their Affiliates, and their respective officers, directors, stockholders, employees and agents (collectively, the "Purchasers' Indemnitees"), jointly and severally, from and against any and all Losses incurred or suffered by the Purchasers' Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)  any inaccuracy in or breach of any representation or warranty of Sellers and Woods Canada set forth in Article VII of this Agreement;

(b)  any non-compliance with or breach of any covenant or agreement of the Sellers or Woods Canada contained in this Agreement;

(c)  any US Retained Liabilities;

(d)  any Canadian Retained Liabilities;

(e)  any Change of Control Payment; and

(f)  the following Taxes: (i) the Sellers' allocable share of any Transfer Taxes (as determined pursuant to Section 15.5); (ii) all Taxes of Woods Canada for periods (or portions thereof) ending on or before the Closing Date to the extent not reserved as a current liability in the computation of the Final Net Working Capital; (iii) all Taxes of Woods Canada related to the transfer of any Canadian Retained Asset or Canadian Retained Liability; and (iv) all Taxes (other than Assumed Taxes) of Woods US (or that result from Woods US’s failure to pay any Taxes) or that relate to the Purchased Assets, Transferred Employees, or US Business for periods (or portions thereof) ending on or before the Closing Date.

12.2  Indemnification by Purchasers.  Subject to the provisions of this Article XII, Purchasers covenant and agree after the Closing to indemnify, defend and hold harmless Sellers and their Affiliates, and their respective officers, directors, stockholders, employees and agents (together, the "Sellers' Indemnitees") from and against any and all Losses incurred or suffered by the Sellers' Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)  any inaccuracy in or breach of any representation or warranty of Coleman and Purchasers set forth in Article VIII;

(b)  any non-compliance with or breach of any covenant or agreement of Purchasers contained in this agreement;

(c)  any Assumed Liability; or

(d)  Purchasers' allocable share of any Transfer Taxes (as determined pursuant to Section 15.5).

12.3  Limitation on Sellers' Indemnity.  The amount of liability of Sellers for Coleman or Purchaser Losses shall be subject to the following limitations:

(a)  Except as otherwise provided in Section 12.3(c), Sellers shall have no liability under Section 12.1(a) until the aggregate amount of all claims that the Purchasers' Indemnitees may have under Section 12.1(a) exceeds $250,000 (the "Indemnity Deductible"), and then Sellers shall be liable only for the amount by which such claims exceed the Indemnity Deductible.

(b)  Except as otherwise provided in Section 12.3(c), in no event will Sellers be obligated to indemnify any Purchasers' Indemnitee in respect of any claim for indemnification under Section 12.1(a) in excess of $4,500,000 (the "Cap").

(c)  Notwithstanding anything to the contrary set forth herein, (i) the Indemnity Deductible and Cap will not apply to obligations of Sellers herein to indemnify Purchasers' Indemnitees for Losses arising from or in connection with the inaccuracy or breach of a Fundamental Representation or of Section 7.22 and (ii) if after two years following the Closing Date, the aggregate claims for indemnification under Section 12.1(a) exceeds $3,500,000, the Cap shall be increased by up to $1,000,000 so that there is at such time $1,000,000 remaining in the Cap (in excess of up to $4,500,000 of such aggregate claims for indemnification under Section 12.1(a)); provided that any increase of the Cap in excess of $4,500,000 shall apply only to obligations of Sellers to indemnify Purchasers' Indemnitees for Losses arising from or in connection with the inaccuracy or breach of Section 7.20.  Notwithstanding anything to the contrary set forth herein, the aggregate liability of Sellers under Section 12.1(a) shall in no event exceed the Purchase Price.

(d)  The parties hereto agree that any claim for Losses arising from non-compliance with or breach of the covenant set forth in Section 5.12 (Supplemental Disclosure) and any claim for Losses arising from any inaccuracy in or breach of any representation or warranty of Sellers and Woods Canada disclosed in compliance with the covenant set forth in Section 5.12, shall be brought only as a claim for indemnification under Section 12.1(a) and accordingly shall be subject to limitations set forth in this Article XII applicable to claims for indemnification under Section 12.1(a).

12.4  Claim Procedure/Notice of Claim.

(a)  A party entitled, or seeking to assert rights, to indemnification under this Article XII (an "Indemnified Party") shall give written notification (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") which contains (i) a description and the amount (the "Claimed Amount"), if then known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article XII for such Losses and a reasonable explanation of the basis therefor.

(b)  Within thirty (30) days after delivery of a Claim Notice (other than a Claim Notice based on a third-party claim), the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an "Objection Notice").  If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Purchasers or Sellers, as applicable.

(c)  In the event that the parties are unable to agree on whether Losses exist or on the amount of such Losses within the 30-day period after delivery of a Claim Notice, Purchasers or Sellers may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

(d)  In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article XII relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any suit or other legal proceeding relating to such third-party claim.  Such notification shall be given within thirty (30) days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Losses, if then known; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any liability caused by or arising out of such failure.  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article XII, and

(ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding (A) involving criminal liability or (B) in which any relief other than monetary damages is sought against the Indemnified Party.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party's expense.  The party not controlling such defense (the "Non-Controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Losses" for purposes of this Agreement.  The party controlling such defense (the "Controlling Party") shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, unless such settlement is for monetary payments only and a written agreement is obtained releasing the Indemnified Party from all liability thereunder.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, unless such settlement is for monetary payments only and a written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(e)  Nothing in this Section 12.4 shall apply to a Tax Claim or Tax Contest, which shall be governed by Section 15.3.

12.5  Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences.

(a)  Except as set forth in Section 12.4(b), the representations and warranties of Sellers and Woods Canada on the one hand, and Purchasers and Coleman, on the other hand, contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive for ninety (90) days after the Closing Date, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.

(b)  The representations and warranties of Sellers and Woods Canada contained in Section 7.22 (Taxes) shall survive until the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, tolling, or mitigation thereof) plus thirty (30) days, at which time such representations and warranties and any right to make an indemnification claim based thereon shall terminate.  The Fundamental Representations, shall survive indefinitely.  The representations and warranties of Sellers and Woods Canada contained in Section 7.20 (Environmental Matters) shall survive for three (3) years after the Closing Date.  The representations and warranties of Sellers and Woods Canada contained in Section 7.21 (Employee Benefits) shall survive for two (2) years.  The representations and warranties of Sellers and Woods Canada contained in Section 7.13(a) and (b) (Litigation on Compliance with Laws) shall survive for eighteen (18) months after the Closing Date.  The representations and warranties of Sellers and Woods Canada contained in Section 7.16(d) (Accounts Receivable) shall survive for 120 days after the Closing Date.  The representations and warranties of Sellers and Woods Canada contained in Section 7.6 (No Violations and Consents), Section 7.7 (Brokers), Section 7.9 (Related Party Transactions), Section 7.15(a) (Contracts) and Section 7.16 (Financial Statements) shall survive for one (1) year after the Closing Date.

(c)  Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a suit or other legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)  The representations and warranties of Sellers and Woods Canada shall not be affected or deemed waived by reason of any investigation made by or on behalf of Coleman or Purchasers.

(e)  All covenants and agreements contained in this Agreement and the documents and certificates delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(f)  Coleman and Purchasers shall have the right in their sole discretion with respect to any particular indemnification claim to exercise any and all other remedies in connection with such claim, including specific performance and injunctive or equitable relief.

12.6  Treatment of Indemnification Payments.  Any indemnification payments made pursuant to this Article XII shall be treated as adjustments to Purchase Price and allocated in accordance with Schedule 2.1.

12.7  Exclusive Remedy.  Except with respect to any loss that is the result of fraud, intentional misrepresentation or willful misconduct on the part of the other party or any of its Affiliates, the remedies provided in this Article XII shall be the exclusive remedies of the parties hereto after the Closing in connection with any breach of a representation or warranty, non-performance, partial or total, of any covenant or agreement contained herein or any other matter relating to the transactions contemplated hereby.  Coleman and Purchasers agree to pursue all claims for Losses solely against Sellers as provided in this Agreement.  Nothing contained herein, however, shall preclude a party from seeking injunctive relief or specific performance, under circumstances where such relief might be appropriate, provided that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically so provided for herein.

12.8  Effect of Taxes.  The amount of any Loss incurred by a Purchasers' Indemnitee shall be reduced by any Tax benefits that Woods Canada actually realizes as a result of the incurrence of such Loss.  Any Loss shall initially be computed without respect to any of Woods Canada’s Tax benefits (other than Tax benefits actually realized by Woods Canada in any Tax years for which Woods Canada has filed the final Tax Return for the prior to the computation of such Loss) and the Canadian Purchaser shall pay to the Canadian Seller the amount of such Tax benefits within ten (10) days of Woods Canada actually filing the final Tax Return for the year in which the Tax benefits are actually realized.  To the extent any Tax benefit that has reduced the amount of a Loss under this Section 12.8 is for whatever reason subsequently reduced, in whole or in part, the Canadian Seller shall pay (without regard to any limitations in this Agreement) to the Canadian Purchaser an amount equal to the disallowed Tax benefit.

ARTICLE XIII

Confidentiality

13.1  Confidentiality of Materials.  (a)    The Confidentiality Agreement dated May 23, 2007 between Coleman, Sellers and Woods Canada shall remain in full force and effect and binding upon Coleman, Sellers and Woods Canada in accordance with its terms, and each party shall comply with the terms thereof.

(b)  Sellers also agree with respect to all Information regarding the US Business, and the Purchased Assets that, from and after the Closing, (i) such Information is confidential and/or proprietary to Coleman and Purchasers and entitled to and shall receive treatment as such by Sellers and their respective Affiliates; (ii) Sellers shall, and shall cause their respective Affiliates to, hold in confidence and not disclose nor use any such Information, treating such Information with the same degree of care and confidentiality as it or he accords its own confidential and proprietary information; provided, that no Seller shall have any such obligations with respect to Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, or (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information.

13.2  Remedy.  Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 13.1 is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by the other party.

ARTICLE XIV

Employee Matters

14.1  Employees to be Hired by Purchaser.  (a)    US Purchaser shall offer employment, to be effective as of the Closing Date, to those employees of the US Business identified in writing by US Purchaser to Sellers prior to the Closing Date providedthat US Purchaser shall offer employment to all employees of Woods US as of the Closing Date other than employees of Woods US who work at the Retained Leased Property and other than up to 5 other Woods US employees.  Each such employee who accepts such offer of employment and commences employment with Purchaser immediately after the Closing Date is herein referred to as a "Transferred Employee".

(b)  Sellers shall be solely responsible for any severance claims or any other claims or causes of action arising in connection with employment with Woods US asserted by any employee of Woods US who is not a Transferred Employee.  US Purchaser will be solely responsible for claims by or on behalf of any employee of Woods US, other than employees of Woods US who work at the Retained Leased Property, related to US Purchaser’s actions or inaction relative to the process of hiring such employees arising before or after the Closing.

(c)  The Canadian Purchaser shall cause Woods Canada to continue to employ the employees of Woods Canada on substantially the same terms and conditions of employment as were enjoyed immediately prior to the Closing Date and from the Closing Date, the Canadian Purchaser shall indemnify and hold the Sellers harmless against any claim resulting from, arising out of or relating to said terms and conditions of employment.

(d)  The Sellers shall not be directly responsible for any severance or termination costs with respect to any employees of Woods Canada terminated for any reason by the Canadian Purchaser subsequent to the Closing Date.

14.2  Benefit Plans, Workers' Compensation, Medical Claims and Retirees.

(a)  Purchasers shall not assume any US Benefit Plans, and Sellers shall retain all responsibilities, obligations and Liability for claims for benefits, rights or payments under all US Benefit Plans.

(b)  Sellers shall remain solely responsible for Liability arising from workers' compensation claims, both medical and disability, or other government-mandated programs, brought by or in respect of employees of the US Business, which are based on injuries occurring prior to Closing regardless of when such claims are filed.  Coleman and Purchasers shall be solely responsible for claims based on injuries occurring after Closing.

(c)  Sellers shall remain solely responsible in accordance with its employee welfare benefit plans for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of employees of the US Business under such Sellers' welfare benefit plans which claims relate to events or injuries incurred prior to the Closing regardless of when such claim was filed.

(d)  As of the Closing, with respect to former and retired employees of the US Business or Woods Canada who had terminated employment or retired on or prior to the Closing, Sellers shall be liable for all Liabilities in connection with claims for benefits brought by or in respect of such former or retired employees of the US Business under any of Sellers' welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability benefits or otherwise and shall provide COBRA continuation coverage to any "M&A qualified beneficiary" (as defined in regulations under COBRA) as a result of the transaction contemplated by this Agreement.

(e)  Purchaser agrees to pay to the employees of Woods Canada, for the period from the beginning of the current bonus year until the Closing Date, bonuses in such amount as Sellers have accrued on the Final Canadian Net Working Capital, and for the period from the Closing Date until the end of the current bonus year, bonuses in such amount as such employees would have accrued under the applicable bonus plan of Sellers in which such employees participated prior to the Closing Date.

14.3  WARN Act.  Sellers shall be responsible for any Liability under the Workers Adjustment and Retraining Notification Act or any analogous state law concerning plant closing ("WARN Act") prior to the Closing Date and relating to the Retained Leased Property prior to, on, or after the Closing Date.  Purchasers shall be responsible for any Liability under the WARN Act on or after the Closing Date (except relating to the Retained Leased Property).

ARTICLE XV

Tax Matters

15.1  Tax Payments and Allocation of Taxes

(a)  To the extent that any Seller is obligated to pay a Tax as a result of its obligations under Section 12.1(g) or a breach of a representation or warranty under this Agreement, such Tax shall be paid three (3) business days prior to the date such Tax is due to the applicable taxing authority or ten (10) business days after receipt of written demand for payment, whichever is later.

(b)  If the parties need to determine the amount of a Tax for a period beginning before and ending after the Closing Date that is allocable to the portion of the period ending on the Closing Date, the parties shall use the following conventions:  (1) the portion of any Tax determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits, or similar items or resulting from the transfer or assets or payments shall be allocated to the portion of the period ending on the Closing Date by assuming that a Tax Return for the applicable Tax was filed for the portion of the period ending on the Closing Date (using a "closing of the books" methodology); and (2) the portion of any other Tax shall be determined by multiplying the amount of Taxes for the entire period by a fraction, the numerator of which is the number of days of the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

15.2  Tax Returns Canadian Purchaser shall prepare or cause to be prepared all Tax Returns of Woods Canada for all Tax periods ending on or before the Closing Date and which are required to be filed after the Closing Date ("Post-Closing Tax Returns").  The Sellers shall have the right to review any income tax returns to be filed for such periods prepared by Canadian Purchaser ("Post-Closing Income Tax Returns") and Canadian Purchaser shall provide the Sellers with such Post-Closing Income Tax Returns at least thirty (30) days prior to the relevant filing due date.  Post-Closing Income Tax Returns shall be prepared on a consistent basis with past practice, including the taking of any deductions, provided that such past practice and deductions are made in accordance with applicable Law.  If an item is treated in a Post-Closing Income Tax Return in a manner which is not consistent with the previous filing position of Woods Canada with respect to such item or if an item was not previously covered in a previous income tax return of Woods Canada, the Sellers may notify Canadian Purchaser in writing within ten (10) Business Days after delivery of the Post-Closing Income Tax Returns to the Sellers of their disagreement with the treatment of such item in the Post-Closing Income Tax Return together with a reasonably detailed description of the objection.  Sellers and the Canadian Purchaser will use good faith efforts to resolve any such objections within three (3) business days after delivery of the notice of disagreement.  Other than as provided in this Section 15.2, Canadian Purchaser may file any Post-Closing Tax Returns as prepared.  None of the Canadian Purchaser or any affiliate of the Canadian Purchaser shall (or shall cause or permit Woods Canada to) amend, refile or otherwise modify any Post-Closing Tax Returns in a manner which causes the Sellers’ to be liable to indemnify Canadian Purchaser pursuant to Article XII or causes a reduction in the Final Canadian Net Working Capital without the prior written consent of Sellers, which consent may not be unreasonably withheld, delayed, or conditioned, unless such amendment, refilling or modification is required by law.  The parties agree that Woods Canada shall elect under subsection 256(9) of the ITA so that control of Woods Canada shall be considered to have been acquired on the Closing Date.

15.3  Tax Contests.  If any Governmental Authority issues to Woods Canada a Tax Claim with respect to Woods Canada for any Tax period ending on or prior to the Closing Date, the Canadian Purchaser shall notify Katy of its receipt of such communication from the Governmental Authority within thirty (30) Business Days after receiving such notice of Tax Claim.  No failure or delay of Canadian Purchaser or Woods Canada in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Katy pursuant to this Agreement, except to the extent that such failure or delay shall preclude Katy from defending against any liability or claim for Taxes that Katy is obligated to pay hereunder.  Katy shall control any examination, investigation, audit, or other proceeding ("Tax Contest")  in respect of any such Tax Claim; provided, however:

(a)  Katy first acknowledges in writing that: (i) to the extent the Tax Claim includes an assertion that an amount is or may be owing with respect to Taxes, that Katy is obligated to indemnify the Canadian Purchaser for such Taxes; and (ii) to the extent the Tax Claim does not include an assertion that an amount is or may be owing with respect to Taxes, Katy is liable to indemnify the Canadian Purchaser for Taxes for the Tax periods subject to the Tax Claim;

(b)  Katy shall not have control of any Tax Contest to the extent that such Tax Contest  relates to or affects a Tax period ending after the Closing Date;

(c)  Katy shall not have control of the portion of an Tax Contest that affects Tax periods on or before the Closing Date where such Tax Contest also affects or may affect Tax periods ending following the Closing Date and  the Canadian Purchaser determines, acting reasonably, that it is impractical for Katy to control a portion of such Tax Contest or that such control by Katy will or may adversely affect the Canadian Purchaser’s ability to effectively control, settle or resolve the portion of the Tax Contest affecting Tax periods ending after  the Closing Date; and

(d)  Katy shall not (and shall not allow Woods Canada), to settle a Tax Claim or Tax Contest without the prior written consent of the Canadian Purchaser if such compromise and settlement may have an impact upon Taxes of Woods Canada for any period ending after the Closing Date or would result in a Tax liability to Woods Canada or its Affiliates or an adverse effect of their tax attributes for which Katy has not undertaken to indemnify the Canadian Purchaser.

Katy shall provide Canadian Purchaser will copies of all written communications relating to any Tax Contest controlled by Katy and shall on a regular and timely basis advise Canadian Purchaser of the status of and any material developments relating to such Tax Contest. Canadian Purchaser shall be entitled to appoint counsel to monitor any Tax Contest controlled by Katy at its own expense, and shall be entitled to attend or have counsel attend any meetings, whether in person or otherwise, between Katy and the Tax Authority conducting such Tax Contest, shall be entitled to be advised of the contents of any such meeting not attended by Canadian Purchaser or its counsel and shall be entitled to receive copies of any submissions proposed to be made to any Tax Authority and to have reasonable time to comment upon such submissions.

15.4  338(g) Treatment.  Nothing in this Agreement shall preclude Canadian Purchaser from making an election under Section 338(g) of the Code with respect to its acquisition of Woods Canada.  Canadian Purchaser will give notice to Katy upon making any such election under Section 338(g) of the Code.

15.5  Transfer Taxes.  All Transfer Taxes shall be paid equally by the Sellers and Purchasers.  To the extent that any Seller or any Purchaser is required to pay any Transfer Tax, or incurs any out-of-pocket expense in transferring title of any (or all) of the Purchased Assets,  the Sellers or Purchasers, as applicable, shall promptly reimburse such party for 50% of such Transfer or out-of-pocket expense.   Purchasers shall, at their own cost and expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable law, the applicable Seller will join in the execution of such Tax Returns.

15.6  Section 116 Certificate  Katy shall apply for, and, if obtained, shall deliver to Canadian Purchaser a certificate with respect to the disposition of the Shares issued by the Canada Revenue Agency ("CRA") pursuant to section 116 of the Income Tax Act (Canada) (the "ITA").  In respect of the Share Purchase Price payable to Katy in consideration for the Shares, Canadian Purchaser shall withhold from the Share Purchase Price at the Closing as follows:

(a)  If, on or prior to the Closing Date, Katy has not delivered to Canadian Purchaser a certificate issued by the CRA under subsection 116(2) of the ITA (a "116(2) Certificate") with a certificate limit equal to the Share Purchase Price payable at that time, then Canadian Purchaser shall be entitled to and shall withhold from the Share Purchase Price an amount equal to 25% of such Share Purchase Price and shall promptly remit such amount to the Tax Escrow Agent;

(b)  If, during the period from the day after the Closing Date until the 29th day of the month following the month in which the Closing Date falls, inclusively (the "Applicable Period"), Katy delivers to Canadian Purchaser a certificate issued by the CRA under subsection 116(4) of the ITA (a "116(4) Certificate") with a certificate limit equal to the Share Purchase Price, then Canadian Purchaser shall instruct the Tax Escrow Agent to pay forthwith to Katy the amount withheld pursuant to Section 15.6(a) (including the interest earned on any amount withheld);

(c)  If, within the Applicable Period, Katy has delivered to Canadian Purchaser a 116(2) Certificate but not a 116(4) Certificate, then Canadian Purchaser shall instruct the Tax Escrow Agent to:

i.
pay, from the amount withheld in accordance with Section 15.6(a), to the Receiver General for Canada, 25% of the amount, if any, by which the Canadian Share Purchase Price exceeds the amount of the certificate limit as set out in the 116(2) Certificate; and

ii.	pay to Katy the balance, if any, of the amount withheld pursuant to Section 15.6(a) (including the interest earned on any amount withheld);

(d)  If neither a 116(4) Certificate nor a 116(2) Certificate (together, a "Federal Certificate") has been delivered to Canadian Purchaser by Katy within the Applicable Period, then Canadian Purchaser shall instruct the Tax Escrow Agent to (subject to Section 15.6(e)) remit the amount withheld in accordance with Section 15.6(a) to the Receiver General for Canada;

(e)  If a Federal Certificate in the amount of the Share Purchase Price has not been delivered to Canadian Purchaser by Katy within the Applicable Period but the CRA delivers an abeyance letter to Canadian Purchaser within such Applicable Period, stating that no interest or penalty will be levied on the amount withheld by Canadian Purchaser pending the issuance of a Federal Certificate (the "Federal Abeyance Letter"), then in such circumstances Canadian Purchaser shall continue to hold, through the Tax Escrow Agent, the amount withheld in accordance with Section 15.6(a), until the earlier of:

i.	the issuance of a 116(4) Certificate, in which case the provisions of Section 15.6(c) will apply immediately; and

ii.
at such time as the CRA revokes or adversely modifies the Federal Abeyance Letter (or otherwise gives a notice indicating that Canadian Purchaser may no longer be fully protected from penalties and interest), in which case the provisions of Section 15.6(d) will apply immediately.

(f)  Canadian Purchaser shall be entitled to withhold and deduct from any adjustment to the Share Purchase Price payable after the Closing to Katy, such amounts that are required to be deducted and withheld pursuant to the ITA, unless (x) a 116(4) Certificate has been delivered to Canadian Purchaser before that time; or (y) the sum of the amounts previously paid to Katy on account of the Share Purchase Price and the adjustment of the Share Purchase Price then being paid does not exceed the applicable certificate limit on a 116(2) Certificate delivered to the Canadian Purchaser.  Katy shall have the right to require the Canadian Purchaser to postpone the payment of any adjustment to the Share Purchase Price payable after the Closing in order to obtain a new Federal Certificate from the CRA.

(g)  If a reduction of the Share Purchase Price shall be paid out to the Canadian Purchaser as an adjustment to the Share Purchase Price, the Canadian Purchaser shall instruct the Tax Escrow Agent to pay, from the amount withheld in accordance with Section 15.6(a) to Katy, the portion of the amount withheld pursuant to Section 15.6(a) that is wholly attributable to such reduction of the Share Purchase Price.

15.7  Refunds for Taxes.  All refunds for Taxes of Woods Canada (to the extent not reserved on the Final Closing Balance Sheet) for periods ending on or before the Closing Date (excluding the refunds for Taxes resulting from the carrying back of Tax attributes realized in periods ending after the Closing Date) and all refunds for Taxes that are US Retained Assets shall be the property of the Sellers.  To the extent that Woods Canada or the US Purchaser or another Purchasers' Indemnitee receives any refund for Taxes that is property of the Sellers, the Purchasers shall pay to the Sellers the amount of such refund (plus any interest received from the applicable Taxing Authority) less any Taxes and other out-of-pocket expenses incurred by any Purchaser's Indemnitee to obtain such refund (or interest).  To the extent that any refund that has resulted in payment to the Sellers under this Agreement is for whatever reason subsequently reduced, in whole or in part, the Sellers shall reimburse the Purchasers for the amount of Taxes incurred by any Purchasers' Indemnitees as a result of such lost refund (including, without limitation, any Taxes in the form of interest or penalties incurred or reduced as a result of such loss) without regard to any limitation in this Agreement.

ARTICLE XVI

Certain Other Agreements

16.1  Post-Closing Access to Records.  Each party agrees to provide any other party with such assistance as may reasonably be requested by it in connection with the preparation of any Tax Return or report of Taxes, any audit or other examination by any Taxing (including any Tax Claim or Tax Contest) Authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Purchasers and Sellers will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

16.2  Consents Not Obtained at Closing.  (a)    Sellers shall use all commercially reasonable efforts to obtain and deliver to Coleman and Purchasers at or prior to the Closing such consents as are required to allow the assignment by Sellers to Purchasers of the Sellers' right, title and interest in, to and under any Contract included in the Purchased Assets.  To the extent any Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor the Bill of Sale shall constitute an assignment or an attempted assignment of such Contract.

(b)  Anything in this Agreement or the Bill of Sale to the contrary notwithstanding, Sellers are not obligated to transfer to Purchasers any of their rights and obligations in and to any Contract without first having obtained all necessary consents and waivers.  After the Closing Date, Sellers shall use all commercially reasonable efforts, and Coleman and Purchasers shall cooperate with Sellers at Sellers' expense, to obtain any consents and waivers necessary to convey to Purchasers all Contracts intended to be included in the Purchased Assets.

(c)  If any such consents and waivers are not obtained with respect to any Assumed Contract, a Bill of Sale shall constitute an equitable assignment by Woods US to US Purchaser of all of Woods US' rights, benefits, title and interest in and to such Assumed Contract, to the extent permitted by Law, and provided US Purchaser is entitled to the full benefits thereof, US Purchaser shall be deemed to be Woods US's agent for the purpose of completing, fulfilling and discharging all of Woods US' rights and liabilities arising after the Closing Date under such Assumed Contract, and Woods US shall take all necessary steps and actions to provide US Purchaser with the benefits of such Assumed Contract.

(d)  If a consent or approval is required by any Person pursuant to any Contract, any Permit or otherwise of Woods Canada, and such consent or approval is not obtained at or before the Closing or if an attempted assignment or transfer of any Contract or Permit of Woods Canada is ineffective, Katy shall cooperate with Coleman and Canadian Purchaser in any commercially reasonable arrangement requested by Coleman and Canadian Purchaser to provide them the full use and benefits of such Contract or Permit unless and until such consent or approval is obtained or becomes effective.

(e)  Katy shall hold Coleman, US Purchaser and Canadian Purchaser harmless from any Loss up to an aggregate amount of $2,000,000 that results from the failure to obtain any required consents set forth on Schedule 9.5.

16.3  Bulk Sale Waiver and Indemnity.  The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchasers, Sellers shall indemnify, defend and hold Purchasers' Indemnitees harmless against any Losses resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

16.4  Non-Competition; Non-Solicitation.

(a)  Prior to the earlier of (i) the 3rd anniversary of the Closing Date and (ii) the disposition of all or substantially all assets or the disposition of securities representing a controlling interest or a merger or consolidation or other business combination of Katy, no Seller shall, directly or indirectly through any Affiliate thereof, (A) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, in any business competing with the US Business as conducted on the Closing Date by Woods US in the United States of America or in any business competing with the Canadian Business as conducted on the Closing Date by Woods Canada in Canada; (B) assist others in engaging in any business competing with the US Business or Woods Canada in any manner described in the foregoing clause (A); or (C) induce any supplier, customer or other Person doing business with either Coleman, Purchasers or Woods Canada to terminate its relationship with Coleman, Purchasers or Woods Canada.

(b)  Prior to the 3rd anniversary of the Closing Date, no Seller shall, directly or indirectly through any Affiliate, solicit for employment or hire any Transferred Employee or employee of Woods Canada that remains an employee of either Coleman, Purchasers or Woods Canada at the time of or within the three (3) month period prior to such hiring or solicitation by any Seller or any of their Affiliates excluding general solicitation by newspaper or other public media or non-directed third-party search firm.

(c)  Sellers acknowledge that the restrictions, prohibitions and other provisions of this Section 16.4 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Coleman and Purchasers, and are a material inducement to Coleman and Purchasers to enter into the transactions contemplated by this Agreement.

(d)  It is the desire and intent of the parties to this Agreement that the provisions of this Section 16.4 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 16.4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision of this Section 16.4 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(e)  Sellers acknowledge and understand that the provisions of this Section 16.4 are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 16.4 would cause Coleman and Purchasers irreparable harm.  In the event of a breach or threatened breach by any Seller, or any of their Affiliates of the provisions of Section 16.4, Coleman and Purchasers shall be entitled to seek an injunction restraining it from such breach.  Nothing herein contained shall be construed as prohibiting Coleman and Purchasers from pursuing any other remedies available for any breach or threatened breach of this Section 16.4, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

16.5  Use of Sellers' Names.  After the Closing, no Seller nor any Affiliate of the Seller, may, directly or indirectly, use the name "Woods" or any derivative thereof or any similar name to identify itself.  Sellers shall be responsible for all filing fees required to be paid in connection with filing the necessary change of name amendments in the state of its incorporation and in each other state in which it is qualified to transact business.

16.6  Katy Guarantee.

(a)  Katy hereby unconditionally and irrevocably guarantees for the benefit of the Coleman, Purchasers, the Purchasers' Indemnitees and their respective heirs, successors and assigns all of the obligations of Woods US and Woods Canada under this Agreement and under each other agreement, contract or instrument executed and delivered to Coleman and Purchasers by Woods US and Woods Canada in connection with the transactions contemplated by this Agreement.

(b)  Katy agrees that for a period of eighteen months following the Closing Date, Katy shall maintain sufficient financial resources to satisfy any obligations under its guaranty given in this Section 16.6.  In the event a Restricted Action shall occur with respect to Katy within the first eighteen months following the Closing Date, Katy shall promptly notify Coleman in writing and Katy hereby agrees to deposit with such financial institution mutually acceptable to Coleman and Sellers, in its capacity as indemnity escrow agent (the "Indemnity Escrow Agent") under an escrow agreement to be entered into among Coleman, Purchasers, Katy and the Indemnity Escrow Agent (the "Indemnity Escrow Agreement"); by wire transfer of immediately available funds, $4,500,000 (the "Indemnity Escrow Amount"; as increased or decreased from time to time by any interest or income (or loss) earned thereon or decreased by any disbursements pursuant to the Indemnity Escrow Agreement, the "Indemnity Escrow Fund"), which shall be disbursed on the date that is eighteen months following the Closing Date only in accordance with the terms of the Indemnity Escrow Agreement. The deposited funds will be held available to pay Losses incurred by Purchasers' Indemnitees in accordance with Article XII.  Any such Losses shall first be paid out of the Indemnity Escrow Fund until all such funds have been exhausted and only thereafter shall the Sellers be obligated to pay Losses directly (and, in all events, subject to the limitations set forth in Article XII).

(c)  Katy recognize and acknowledge that Purchasers and Coleman are relying on the covenant given in this Section 16.6 in entering into this Agreement.

16.7  Coleman Guarantee.  Coleman hereby unconditionally and irrevocably guarantees for the benefit of the Sellers, Woods Canada and Sellers' Indemnitees and their respective heirs, successors and assigns all of the obligations of Purchasers under this Agreement and under each other agreement, contract or instrument executed and delivered to Sellers and Woods Canada by Purchasers in connection with the transactions contemplated by this Agreement.

16.8  Bonds and Guarantees.  Purchasers and Sellers shall take all reasonable actions to cause Katy to be fully released from all obligations arising from the conduct of the Canadian Business and US Business from and after the Closing under the obligations and commitments listed on Schedule 16.8.  Coleman and Purchasers shall indemnify and hold Katy harmless from any and all liabilities arising under the obligations and commitments listed on Schedule 16.8 that result from the conduct of the Canadian Business and US Business by Coleman and Purchasers subsequent to the Closing.

ARTICLE XVII

Miscellaneous

17.1  Cost and Expenses.  Coleman and Purchasers will pay their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Purchased Assets, the Shares and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and Sellers will pay their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses), and the costs and expenses of Woods Canada, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Purchased Assets, the Shares and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

17.2  Entire Agreement.  The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including the letter of intent dated August 9, 2007 among Woods US, Katy, Woods Canada and Coleman.  No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by Coleman and Katy.

17.3  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

17.4  Assignment, Successors and Assigns.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Coleman may assign or transfer all of its rights and obligations under this Agreement other than its obligations under Section 16.7 hereof, in whole or in part, at or prior to the Closing, to one or more Persons that are wholly-owned, directly or indirectly, by Coleman or is an Affiliate of Coleman; and provided further, that at any time Coleman and Purchasers may collaterally assign their rights hereunder to any Person or Persons providing financing to Coleman and Purchasers in connection with the transactions contemplated hereby.  In the event Coleman and Purchasers make an assignment as contemplated above, Coleman hereby guarantees the assignee’s obligations hereunder.  Any assignment made pursuant to this Section 17.4 shall not relieve Coleman of any of its obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

17.5  Savings Clause.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

17.6  Headings.  The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

17.7  Risk of Loss.  Risk of loss, damage or destruction to the Purchased Assets shall be upon Sellers until the Closing, and shall thereafter be upon US Purchaser.

17.8  Governing Law.  The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Illinois.

17.9  Press Releases and Public Announcements.  No party hereto shall issue any press release or make any public announcement relating to the existence, terms and conditions or subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that any party may issue any press release or make any public announcement in such form as it deems necessary in its sole discretion to comply with the United States securities laws, but shall provide a copy to the other party in advance of its release.

17.10  U.S. Dollars.  All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

17.11  Notices.  (a)    All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or sent by reputable overnight delivery service and properly addressed as follows:

To Coleman or Purchasers:

Coleman Cable, Inc.
1530 Shields Drive
Waukegan, IL 60085
Fax:  (847) 689-1192
Attention:  G. Gary Yetman and Richard N. Burger

With a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL  60601
Fax:  (312) 558-5700
Attention:  James J. Junewicz

To Sellers or Woods Canada:

c/o Katy Industries, Inc.
2461 South Clark Street
Suite 630
Arlington, VA 22202
Fax:  (703) 236-3170
Attention:  Anthony Castor

With a copy to:

c/o Katy Industries, Inc.
2461 South Clark Street
Suite 630
Arlington, VA 22202
Fax:  (703) 236-3170
Attention:  Amir Rosenthal

With a copy to:

c/o Kohlberg & Company, L.L.C.
111 Radio Circle
Mt. Kisco, New York  10549
Fax:  (914) 241-1143
Attention:  Christopher Anderson

With a copy to:

Ropes & Gray, LLP
One International Place
Boston, MA 02110
Fax:  (617) 951-7050
Attention:  Daniel S. Evans

(b)  Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)  All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 17.11 if delivered personally or by courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

17.12  SUBMISSION TO JURISDICTION; VENUE.  THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN COOK COUNTY, THE STATE OF ILLINOIS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

17.13  No Third-Party Beneficiary.  This Agreement is being entered into solely for the benefit of the parties hereto, the Purchasers' Indemnitees and the Sellers' Indemnitees, and the parties do not intend that any employee or any other person shall be a third-party beneficiary of the covenants by any Seller or Purchaser contained in this Agreement.

17.14  Disclosures.  All matters disclosed by Sellers in the Disclosure Schedule shall be deemed a disclosure of such matter only for the purpose of the Section of this Agreement referred to in the Disclosure Schedule, and shall not be deemed a disclosure with respect to any other Section of this Agreement unless specifically so stated in writing by Sellers in the Disclosure Schedule.

17.15  Sellers' Obligations.  Except as otherwise expressly set forth in this Agreement, the Sellers' obligations hereunder shall be joint and several.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

WOODS INDUSTRIES, INC.

By:    /s/ Amir Rosenthal

Title:    Vice President and Secretary

WOODS INDUSTRIES (CANADA), INC.

By:    /s/ Amir Rosenthal

Title:    Secretary

KATY INDUSTRIES, INC.

By:    /s/ Amir Rosenthal

Title:    Vice President

COLEMAN CABLE, INC.

By:    /s/ Gary Yetman

Title:    President/CEO